EXHIBIT 2.1

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

ADVENT SOFTWARE, INC.,

TENOR CORPORATION,

TENOR LLC,

TAMALE SOFTWARE, INC.,

AND WITH RESPECT TO ARTICLES VII, VIII AND IX ONLY

ROBERT E. RICHARDS, JR.

AS STOCKHOLDER REPRESENTATIVE

AND

U.S. BANK NATIONAL ASSOCIATION

AS ESCROW AGENT

Dated as of September 4, 2008

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TABLE OF CONTENTS

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TABLE OF CONTENTS

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INDEX OF EXHIBITS

Exhibit	Description

Exhibit A-1	Company Support Stockholders

Exhibit A-2	Form of Support Stockholder Written Consent

Exhibit B-1	Form of Certificate of Merger for First Merger

Exhibit B-2	Form of Certificate of Merger for Second Merger

Schedules

Schedule 1.6(a)(xxii)	Key Employees

Schedule 6.2(k)	Terminated Agreements

Schedule 6.2(r)	Liens to be Released

CONFIDENTIAL

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into as of September 4, 2008 by and among Advent Software, Inc., a Delaware corporation (“Parent”), Tenor Corporation, a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Sub”), Tenor LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Parent (“NewLLC”), Tamale Software, Inc., a Delaware corporation (the “Company”), and with respect to Article VII, Article VIII and Article IX hereof only, Robert E. Richards, Jr. as stockholder representative (the “Stockholder Representative”), and U.S. Bank National Association as Escrow Agent.

RECITALS

A.                                  The Boards of Directors (or sole manager, in the case of NewLLC) of each of Parent, Sub, NewLLC and the Company believe it is advisable and in the best interests of each company and its respective stockholders (or sole member, in the case of NewLLC) that Parent acquire the Company through the statutory merger of Sub with and into the Company and, as part of the same overall transaction, the statutory merger of the First-Step Corporation with and into NewLLC immediately thereafter, upon the terms and conditions set forth herein, and, in furtherance thereof, have approved this Agreement and the transactions contemplated hereby, including the First Merger and the Second Merger.

B.                                    Pursuant to the First Merger, among other things, and subject to the terms and conditions of this Agreement, (i) all of the issued and outstanding capital stock of the Company shall be converted into the right to receive the consideration set forth herein, and (ii) all of the issued and outstanding options to purchase capital stock of the Company shall be cancelled, and (iii) all issued and outstanding warrants to purchase capital stock of the Company not otherwise exercised prior to the Merger shall be terminated.

C.                                    Pursuant to the Second Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding capital stock of the First-Step Corporation shall be cancelled without any consideration or other payment therefor.

D.                                   A portion of the consideration otherwise payable by Parent in connection with the Merger shall be placed in escrow by Parent as partial security for the indemnification obligations set forth in this Agreement.

E.                                     The Company, on the one hand, and Parent and Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the transactions contemplated hereby.

F.                                     Concurrent with the execution and delivery of this Agreement, as a material inducement to Parent and Sub to enter into this Agreement, (i) each of the Key Employees is executing an employment agreement, with Parent to be effective as of the Effective Time, (ii) each of the Key Employees is entering into a Non-Competition and Non-Solicitation Agreement with Parent to be effective as of the Effective Time (a “Non-Competition and Non-Solicitation Agreement”), and (iii) the Company’s Board of Directors shall have unanimously approved the Merger, this Agreement and the transactions contemplated hereby.

G.                                    Promptly after the execution and delivery of this Agreement, the Company shall submit to each of the persons and entities identified in Exhibit A-1 (the “Company Support Stockholders”) an irrevocable written consent in substantially the form attached hereto as Exhibit A-2 (the “Support Stockholder Written Consent”), which Support Stockholder Written Consent shall when executed (i)

become effective without any action on the part of Parent, Sub, the Company or the Company Support Stockholders immediately upon the issuance of the California Permit (or, as set forth in Section 5.7, in the event Parent determines that the Private Placement Condition is satisfied, upon the notification by Parent to the Company of the satisfaction of such condition) and (ii) include and constitute the irrevocable approval of (1) the Company Support Stockholders of this Agreement and the transactions contemplated hereby, (2) the escrow and indemnification obligations of the Stockholders set forth in Article VII hereof and the deposit of the Escrow Amount into the Escrow Fund as contemplated by Section 1.9(b) hereof, and (3) in favor of the appointment of Robert E. Richards, Jr. as Stockholder Representative; provided, however, that the Support Stockholder Written Consents shall terminate, if at all, upon termination of this Agreement in accordance with Section 8.1 hereof).

H.                                   For United States federal income tax purposes, the parties intend that the Merger qualify as a tax-free “reorganization” under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), and the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

THE MERGERS

1.1                                The Mergers.  At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law (“Delaware Law”), Sub shall be merged with and into the Company (the “First Merger”), the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation.  The Company as the surviving corporation after the First Merger is sometimes referred to hereinafter as the “First-Step Corporation.”  Immediately after the Effective Time, and as part of a single overall transaction with the First Merger and pursuant to an integrated plan, Parent shall cause the First-Step Corporation to be merged with and into NewLLC pursuant to the applicable provisions of Delaware Law (the “Second Merger”), whereupon the separate corporate existence of the First-Step Corporation shall cease and NewLLC shall continue as the surviving entity (the First Merger and the Second Merger are referred to herein together as the “Mergers”). NewLLC as the surviving entity after the Second Merger is sometimes referred to hereinafter as the “Surviving LLC.”

1.2                                Effective Time.  Unless this Agreement is earlier terminated pursuant to Section 8.1 hereof, the closing of the First Merger and the Second Merger (the “Closing”) will take place as promptly as practicable after the conditions set forth in Article VI hereof have been satisfied or waived, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, unless another time or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.”  On the Closing Date, the parties hereto shall cause the First Merger and the Second Merger to be consummated by filing or causing to be filed with the Secretary of State of the State of Delaware a certificate of merger in substantially the form attached hereto as Exhibit B-1 (the “Certificate of First Merger”), and immediately thereafter a certificate of merger in substantially the form attached hereto as Exhibit B-2 (the “Certificate of Second Merger,” together with the Certificate of First Merger, the “Certificates of Merger”) in accordance with the applicable provisions of Delaware Law (the time of filing of the Certificate of First Merger by the Secretary of State of the State of Delaware shall be referred to herein as the “Effective Time”).

1.3                                Effect of the Merger.  The effect of the Mergers shall be as set forth in this Agreement and as provided in the applicable provisions of Delaware Law.  Without limiting the generality of the foregoing, and subject thereto, upon the filing of the Certificates of Merger, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company, Sub and NewLLC shall vest in the Surviving LLC, and all debts, liabilities and duties of the Company, Sub and NewLLC shall become the debts, liabilities and duties of the Surviving LLC.

1.4                                Organizational Documents.

(a)                                  Unless otherwise determined by Parent prior to the Effective Time, the certificate of incorporation of the First-Step Corporation shall be amended and restated as of the Effective Time to be identical to the certificate of incorporation of Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the First-Step Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is “Tamale Software, Inc.”

(b)                                 Unless otherwise determined by Parent prior to the Effective Time, the bylaws of the First-Step Corporation shall be amended and restated as of the Effective Time to be identical to the bylaws of Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in the certificate of incorporation of the First-Step Corporation and such bylaws.

(c)                                  Unless otherwise determined by Parent prior to the Effective Time, the certificate of formation of the Surviving LLC shall be the certificate of formation of NewLLC as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in the certificate of formation; provided, however, that at the effective time of the Second Merger, the certificate of formation of the Surviving LLC shall be amended to change the name of the Surviving LLC to “Tamale Software LLC.”

(d)                                 Unless otherwise determined by Parent prior to the Effective time, the operating agreement of the Surviving LLC shall be the operating agreement of NewLLC as in effect immediately prior to the Effective time, until thereafter amended in accordance with Delaware Law and as provided in such operating agreement.

1.5                                Directors and Officers.

(a)                                  Directors of First-Step Corporation.  Unless otherwise determined by Parent prior to the Effective Time, the directors of Sub immediately prior to the Effective Time shall be the directors of the First-Step Corporation immediately after the Effective Time, each to hold the office of a director of the First-Step Corporation in accordance with the provisions of Delaware Law and the certificate of incorporation and bylaws of the First-Step Corporation until their successors are duly elected and qualified, or until their earlier resignation or removal.

(b)           Officers of First-Step Corporation.  Unless otherwise determined by Parent prior to the Effective Time, the officers of Sub immediately prior to the Effective Time shall be the officers of the
First-Step Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the First-Step Corporation.

(c)           Directors of Subsidiaries of Surviving LLC.  Unless otherwise determined by Parent prior to the Effective Time, Parent, the Company and the Surviving LLC shall cause the directors of Sub immediately prior to the Effective Time to be the directors of any Subsidiaries immediately after the Effective Time, each to hold office as a director of each such Subsidiary in accordance with the provisions of the laws of the respective jurisdiction of organization and the respective bylaws or equivalent organizational documents of each such Subsidiary.

(d)           Officers of Subsidiaries of Surviving LLC.  Unless otherwise determined by Parent prior to the Effective Time, Parent, the Company and the Surviving LLC shall cause the officers of Sub immediately prior to the Effective Time to be the officers of any Subsidiaries immediately after the Effective Time, each to hold office as an officer of each such Subsidiary in accordance with the provisions of the laws of the respective jurisdiction of organization and the bylaws or equivalent organizational documents of each such Subsidiary.

1.6           Effect of the First Merger on the Capital Stock of the Constituent Corporations.

(a)           Definitions.  For all purposes of this Agreement, the following terms shall have the following respective meanings:

  (i)            “Aggregate Consideration Amount” equals (A) $70,000,000 minus (B) the Estimated Third Party Expenses, minus (C) Option Repurchase Amounts minus (D) Company Indebtedness plus (E) Option and Warrant Exercise Proceeds and plus (F) Loan Repayments.

 (ii)            “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which Parent is closed for business or banking institutions located in San Francisco, California are authorized or obligated by law or executive order to close.

(iii)            “Company Capital Stock” shall mean the Company Common Stock, the Company Preferred Stock and all other shares of capital stock, if any, of the Company, taken together.

(iv)            “Company Common Stock” shall mean shares of common stock, $0.001 par value per share, of the Company.

 (v)            “Company Indebtedness” shall mean all liabilities or obligations of the Company for borrowed amounts owed to Parent pursuant to the Secured Promissory Note between the Company and Parent dated July )), 2008 and which are outstanding as of the Effective Time.

(vi)            “Company Material Adverse Effect” shall mean any change, event or effect that is, or is reasonably likely to be, materially adverse to the business, assets (whether tangible or intangible), financial condition, prospects, operations or capitalization of the Company, taken as a whole with its Subsidiaries; provided, however, that in no event shall any of the following, alone or in combination with any of the others, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, or is reasonably likely to be, a Company Material Adverse Effect: (A) any occurrence or occurrences relating to the industry in which the Company and its Subsidiaries operate, other than that which affects the Company and its Subsidiaries, taken as a whole, disproportionately; (B) any occurrence or occurrences that proximately results from the public announcement of this Agreement; or (C) general economic or business conditions or acts of war or terrorism, other than that which affects the Company disproportionately.

(vii)           “Company Options” shall mean all issued and outstanding options (excluding Company Warrants), to purchase or otherwise acquire Company Capital Stock (whether or not vested) held by any employee, consultant or director of the Company or its Subsidiaries.

(viii)          “Company Preferred Stock” shall mean the Company Series A Preferred Stock and the Company Series B Preferred Stock taken together.

(ix)            “Company Series A Preferred Stock” shall mean the Series A Preferred Stock, $0.001 par value per share, of the Company.

(x)             “Company Series B Preferred Stock” shall mean the Series B Preferred Stock, $0.001 par value per share, of the Company.

(xi)            “Company Unvested Common Stock” shall mean any shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are unvested as of the Closing Date.  For purposes of this Agreement, a share of Company Common Stock shall be deemed “unvested” if such share is not vested or is subject to a repurchase option, risk of forfeiture or other condition under any applicable stock restriction agreement or other agreement with the Company.

(xii)           “Company Vested Common Stock” shall mean any shares of Company Common Stock issued and outstanding immediately prior to the Effective Time other than Company Unvested Common Stock.

(xiii)          “Company Warrants” shall mean all issued and outstanding warrants to purchase Company Capital Stock.

(xiv)          “Continuing Employee” shall mean each employee of the Company who (A) receives and accepts an offer of at-will employment (which offer of employment is not for a transitional period ending within a specified or estimated time period after the Effective Time) from Parent or any of its subsidiaries prior to the Effective Time and (B) is an employee of Parent or any of its subsidiaries immediately following the Effective Time.

(xv)           “Court” shall mean any court or arbitration tribunal of the United States, any domestic state, or any foreign country, and any political subdivision or agency thereof.

(xvi)          “Escrow Agent” shall mean U.S. Bank National Association or another institution acceptable to Parent and the Stockholder Representative.

(xvii)         “Escrow Amount” shall mean 226,098 shares of Parent Common Stock.

(xviii)        “Estimated Third Party Expenses” shall mean the amount of Third Party Expenses (both paid and unpaid) incurred or expected to be incurred by the Company as of the Closing Date as estimated by the Company in good faith and based on reasonable assumptions, as set forth on the Statement of Expenses and Adjustments.

(xix)           “FASB” shall mean the Financial Accounting Standards Board.

(xx)            “GAAP” shall mean United States generally accepted accounting principles consistently applied.

(xxi)           “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

(xxii)          “Key Employees” shall mean the employees of Company identified on Schedule 1.6(a)(xxii) hereto.

(xxiii)         “Knowledge” or “Known” shall mean, with respect to the Company, the knowledge of the members of the Company’s board of directors and Mark Rice, Ken Jacobson, Mike Refojo, John Lee, John Fawcett, Zack Sung, Robert Tishman, Larry Longo and Daniel Dias after reasonable inquiry by them of all relevant employees and consultants of the Company.

(xxiv)        “Law” shall mean any law (statutory, common or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation, executive order, or other similar authority enacted, adopted, promulgated, or applied by any Governmental Entity, each as amended and now in effect.

(xxv)         “Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any sort.

(xxvi)        “Loan Repayments” shall mean amounts received by the Company for the repayment of its loans outstanding as of the date of this Agreement to Mike Refojo, Ken Jacobson and Mark Rice.

(xxvii)       “Merger Cash” shall mean the product of 0.40 and the Aggregate Consideration Amount, rounded to the nearest whole cent (with 0.5 of a cent rounded up).

(xxviii)      “Merger Cash Exchange Ratio” shall mean the quotient obtained by dividing the Merger Cash by the Total Outstanding Shares, rounded to the nearest one-hundred thousandth (0.00001) of a cent (with 0.000005 of a cent and above rounded up).

(xxix)         “Merger Shares” shall mean the number of shares of Parent Common Stock equal to (i) the product of 0.60 multiplied by the Aggregate Consideration Amount, divided by (ii) the Trading Price, rounded down to the nearest whole share.

(xxx)          “Merger Shares Exchange Ratio” shall mean the quotient obtained by dividing the Merger Shares by the Total Outstanding Shares, rounded to the nearest one-hundred thousandth (0.00001) (with amounts 0.000005 and above rounded up).

(xxxi)         “Option and Warrant Exercise Proceeds” shall mean amounts paid by holders of Company Options and Company Warrants for exercise of such Company Options or Company Warrants, including the principal amounts of any promissory notes delivered by such holders, for the time period between the date of this Agreement and the Effective Time.

(xxxii)        “Option Repurchase Amounts” shall mean (i) amounts paid by the Company in connection with the repurchase of Company Options as set forth in Section 1.6(c)(i) hereof for the time period between the date of this Agreement and the Effective Time and (ii) employer and payroll taxes associated with such payments.

(xxxiii)       “Order” shall mean any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, approval, award, judgment, injunction, or other similar determination or finding issued, granted or made by any Governmental Entity or Court.

(xxxiv)       “Parent Common Stock” shall mean shares of the common stock, par value $0.01 per share, of Parent.

(xxxv)        “Parent Material Adverse Effect” shall mean any change, event or effect that is, or is reasonably likely to be, materially adverse to the business, assets (whether tangible or intangible), financial condition, operations or capitalization of Parent; provided, however, that in no event shall any of the following, alone or in combination with any of the others, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, or is reasonably likely to be, a Parent Material Adverse Effect: (A) any change or changes in the price per share of the Parent Common Stock or a change in the trading volume of Parent Common Stock; (B) any occurrence or occurrences relating to the industry in which the Parent operates, other than that which affects Parent and its subsidiaries, taken as a whole, disproportionately; (C) failing to meet or otherwise satisfy analyst or other third party expectations relating to the results of Parent’s operations; (D) any occurrence or occurrences that proximately results from the public announcement of this Agreement; or (E) general economic or business conditions or acts of war or terrorism, other than that which affects Parent and its subsidiaries, taken as a whole, disproportionately.

(xxxvi)       “Per Share Merger Consideration” shall mean the quotient obtained by dividing (A) the Aggregate Consideration Amount, by (B) the Total Outstanding Shares.

(xxxvii)      “Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

(xxxviii)     “Plan” shall mean the Company’s 2004 Stock Incentive Plan.

(xxxix)       “Pro Rata Portion” shall mean, with respect to each Stockholder (other than a Stockholder holding Dissenting Shares who does not effectively withdraw or lose such Stockholder’s dissenter’s rights as contemplated by Section 1.8(b) hereof), an amount equal to the quotient obtained by dividing (A) the number of shares of Company Vested Common Stock and Company Preferred Stock owned by such Stockholder as of immediately prior to the Effective Time by (B) the total number of shares of Company Vested Common Stock and Company Preferred Stock issued and outstanding as of immediately prior to the Effective Time (other than Dissenting Shares held by Stockholders who do not effectively withdraw or lose such holders’ dissenters’ rights as contemplated by Section 1.8(b) hereof).

(xl)    “Related Agreements” shall mean the Employment Agreements, the Non-Competition and Non-Solicitation Agreements and all other agreements and certificates entered into by the Company or any of the Stockholders in connection with the transactions contemplated herein.

(xli)           “Requisite Stockholder Vote” shall mean the affirmative vote of the holders of at least a majority of the Company Capital Stock outstanding as of time of such vote.

(xlii)          “SEC” shall mean the United States Securities and Exchange Commission.

(xliii)         “Securities Act” shall mean the Securities Act of 1933, as amended.

(xliv)         “Stockholder” shall mean any holder of any Company Capital Stock immediately prior to the Effective Time including, for purposes of clarity, any shares issued upon exercise of Vested Company Options or Company Warrants prior to their termination.

(xlv)          “Total Outstanding Shares” shall mean the aggregate number of shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time including, for purposes of clarity, any shares issued upon exercise of Vested Company Options or Company Warrants prior to their termination.

(xlvi)         “Trading Price” shall mean $46.44 per share of Parent Common Stock.

(xlvii)        “Vested Company Option” shall mean any Company Option (or portion thereof) that is vested immediately prior to the Effective Time, including any Company Option which vests as a result of the occurrence of the Effective Time.

(b)           Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of shares of Company Capital Stock, each share of Company Capital Stock (excluding, for avoidance of doubt, Company Options and Company Warrants, which shall be treated as provided for in Section 1.6(c) below, and shares of Company Capital Stock held by the Company, which shall be treated as provided for in Section 1.6(d) below) issued and outstanding immediately prior to the Effective Time, upon the terms and subject to the conditions set forth in this Section 1.6 and throughout this Agreement, including the escrow provisions set forth in Article VII hereof, will be cancelled and extinguished and will be converted automatically into the right to receive upon surrender of the certificate representing such shares of Company Capital Stock in the manner provided in Section 1.9 hereof, such portion of the Merger Consideration as set forth below:

(i)        each outstanding share of Company Series A Preferred Stock, Company Series B Preferred Stock, or Company Common Stock will be converted automatically into (A) a fractional share of Parent Common Stock equal to the Merger Shares Exchange Ratio and (B) an amount of cash (without interest) equal to the Merger Cash Exchange Ratio;

(ii)       for purposes of calculating the number of shares of Parent Common Stock issuable and the amount of cash payable to each Stockholder pursuant to this Section 1.6(b), all shares of the Company Capital Stock held by each Stockholder shall be aggregated.  The aggregate number of shares of Parent Common Stock issuable and the amount of cash payable to a Stockholder, after aggregating all shares of Company Capital Stock held by such Stockholder, shall be rounded down to the nearest whole number of shares of Parent Common Stock and nearest whole cent, respectively; and

(iii)      notwithstanding anything set forth in this Section 1.6, any Dissenting Shares will be treated as set forth in Section 1.8 hereof.

(c)           Treatment of Company Options; Treatment of Company Warrants.

(i)         Company Options.  Each Company Option that is issued and outstanding immediately prior to the Effective Time, which has not been exercised prior to the Effective Time, shall, effective as of the Effective Time, be canceled and extinguished without any conversion or assumption thereof.  The Company may, prior to the Effective Time, distribute notices to Company Option holders permitting them to consent in writing to having a portion of their Company Options, not to exceed 1,500 shares per Company Option holder, cancelled prior to the Effective Time in exchange for a cash payment not to exceed the amount by which (i) the aggregate fair market value of the Company Common Stock subject to the cancelled Company Option(s) exceeds (ii) the aggregate exercise price of the Cancelled Company Option(s), the form and substance of such notice and amount of cash payment subject to the reasonable review and approval by Parent.  Such cancellations shall be the “Option Repurchases” and the cash payments shall be the “Option Repurchase Amounts”

(ii)        Company Warrants.  No Company Warrants shall be assumed by Parent and, at the Effective Time, each Company Warrant will by virtue of the Merger, and without any further action on the part of any holder thereof, be cancelled and extinguished.

(iii)       Necessary Actions.  Prior to the Effective Time, the Company shall take all actions necessary to effect the transactions anticipated by this Section 1.6 under all Company Option agreements, all agreements related to Company Unvested Common Stock, all Company Warrant agreements and any other plan or arrangement of the Company (whether written or oral, formal or informal), including delivering all required notices or obtaining any required consents.

(d)           Cancellation of Company Owned Stock.  Each share of Company Capital Stock held by the Company or any direct or indirect subsidiary of the Company immediately prior to the Effective Time shall be cancelled and extinguished as of the Effective Time.

(e)           Withholding Taxes.  The Company, Parent, the Surviving LLC, and the Escrow Agent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any Person such amounts as may be required to be deducted or withheld therefrom under any provision of U.S. federal, state, local or non-U.S. law, and to request any necessary tax forms, including Form W-9 or the appropriate series of Form W-8 as applicable, or any similar information, from such person.  Any such amounts shall be withheld or deducted from the cash consideration payable, provided that if such cash consideration is insufficient to satisfy the full amount to be withheld or deducted, the remainder shall be satisfied out of the stock consideration issuable.  The number of shares of Parent Common Stock, if any, to be used to satisfy the remaining amount required to be so deducted or withheld shall be determined by dividing such remaining amount by the Trading Price, rounded to the nearest whole share (with 0.5 of a share rounded up).  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f)            Stockholder Loans.  In the event that any Stockholder has outstanding loans from the Company as of the Effective Time, the consideration payable to such Stockholder pursuant to this Section 1.6 shall be reduced by an amount equal to the sum of the outstanding principal plus accrued interest of such Stockholder’s loans as of the Effective Time.  Any such amounts shall be deducted from the cash consideration payable to the Stockholder, provided that if such cash consideration is insufficient to satisfy the full amount of the outstanding principal plus accrued interest, the remainder shall be satisfied out of the stock consideration issuable to the Stockholder.  The number of shares of Parent Common Stock, if any, to be used to satisfy the remaining amount of the outstanding principal and interest shall be determined by dividing such remaining amount by the Trading Price, rounded to the nearest whole share (with 0.5 of a share rounded up).  Such loans shall be satisfied as to the amount by which the consideration is reduced pursuant to this Section 1.6(f).  To the extent the consideration payable to such Stockholder is so reduced, such amount shall be treated for all purposes under this Agreement as having been paid to such Stockholder.

(g)           Capital Stock of Sub.  Each share of Common Stock of Sub issued and outstanding immediately prior to the First Merger shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the First-Step Corporation.  Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the First-Step Corporation.

(h)           Capital Stock of First-Step Corporation.  Each share of Common Stock of First-Step Corporation issued and outstanding immediately prior to the First Merger shall be converted into and exchanged for a membership interest in the Surviving LLC.  Each stock certificate of First-Step Corporation evidencing ownership of any such membership interest in the Surviving LLC.

1.7           Effect of Second Merger on Capital Stock.  At the effective time of the Second Merger, each share of capital stock of the First-Step Corporation issued and outstanding immediately prior to the effective time of the Second Merger shall be cancelled without any consideration or other payment therefor.  At the effective time of the Second Merger, each membership interest in NewLLC issued and outstanding immediately prior to the effective time of the Second Merger shall remain issued and outstanding and shall not be effected by the Second Merger.

1.8           Dissenting Shares.

(a)           Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has made a demand for appraisal of such shares of Company Capital Stock in accordance with Section 262 of Delaware Law and who has not effectively withdrawn or lost such holder’s appraisal rights under Section 262 of Delaware Law (collectively, the “Dissenting Shares”), shall not be converted into or represent a right to receive the applicable consideration for Company Capital Stock set forth in Section 1.6 hereof, but the holder thereof shall only be entitled to such rights as are provided by Delaware Law.

(b)           Notwithstanding the provisions of Section 1.8(a) hereof, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Delaware Law then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock, as applicable, set forth in Section 1.6 hereof, without interest thereon, and subject to the provisions of Section 7.4 hereof, upon surrender of the certificate or certificates representing such shares.

(c)           The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to Delaware Law, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands.  The Company shall not make any payment with respect to any such demands or offer to settle or settle any such demands without the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned.  Any payment or payments in respect of a Dissenting Share in excess of the Per Share Merger Consideration and any Losses, (including attorneys’ and consultants’ fees, costs and expenses and including any such fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding) incurred in respect of any Dissenting Shares (excluding payments for such shares) are referred to herein as “Dissenting Share Payments.”

1.9           Surrender of Certificates.

(a)           Exchange Agent.  Computershare Investor Services LLC shall serve as the exchange agent (the “Exchange Agent”) for the Merger.

(b)           Parent to Provide Consideration.  Immediately following the Effective Time, Parent shall deposit with the Exchange Agent for exchange in accordance with this Article I that portion of the Merger Consideration payable pursuant to Section 1.6 hereof in exchange for outstanding shares of Company Capital Stock; provided, however, that Parent shall deposit into the Escrow Fund a number of shares equal to the Escrow Amount out of the Aggregate Consideration Amount otherwise payable to the holders of Company Capital Stock  pursuant to Section 1.6 hereof.

(c)           Exchange Procedures.  Following the Closing Date, Parent or the Exchange Agent shall mail a letter of transmittal in a form reasonably acceptable to Company and Parent (the “Letter of Transmittal”) to each Stockholder at the address set forth opposite each such Stockholder’s name on the Spreadsheet.  The Letter of Transmittal shall include the agreement of each stockholder to a lock-up with respect to such Stockholder’s shares of Parent Common Stock for six months after the Effective Time.  After receipt of the Letter of Transmittal and any other documents referenced in the Letter of Transmittal (the “Exchange Documents”), the Stockholders will surrender the certificates, if any, representing their shares of Company Capital Stock (the “Company Stock Certificates”) to the Exchange Agent for cancellation together with duly completed and validly executed Exchange Documents.  Upon surrender of a Company Stock Certificate for cancellation to the Exchange Agent, or such other agent or agents as may be appointed by Parent with the prior written consent of the Stockholder Representative, which consent shall not be unreasonably withheld, delayed or conditioned, together with such Exchange Documents, duly completed and validly executed in accordance with the instructions thereto, subject to the terms of Section 1.9(e) hereof, the holder of such Company Stock Certificate shall be entitled to receive from the Exchange Agent in exchange therefor, a certificate representing the number of whole shares of Parent Common Stock (less the Pro Rata Portion of the number of shares to be deposited in the Escrow Fund pursuant to Section 1.9(b) hereof and Article VII hereof) and the cash payment to which such holder is entitled pursuant to Section 1.6 hereof, and the Company Stock Certificate so surrendered shall be cancelled. Until so surrendered, each Company Stock Certificate outstanding after the Effective Time will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the number of full shares of Parent Common Stock and cash into which such shares of Company Capital Stock shall have been so converted.  No portion of the Merger Consideration will be paid to the holder of any unsurrendered Company Stock Certificate with respect to shares of Company Capital Stock formerly represented thereby until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate (or complete an affidavit of Loss as set forth in Section 1.11) and the Exchange Documents pursuant hereto.

(d)           Distributions With Respect to Unexchanged Shares.  No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate.  Subject to applicable law, following surrender of any such Company Stock Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.

(e)           Transfers of Ownership.  If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Company Stock Certificate surrendered in exchange therefor is registered it will be a condition of the issuance or delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

(f)            No Liability.  Notwithstanding anything to the contrary in this Section 1.9, neither the Exchange Agent, the Surviving LLC, nor any party hereto shall be liable to a holder of shares of Company Capital Stock for any amount paid in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g)           Exchange Agent to Return Undistributed Consideration.  At any time following the six (6) month anniversary of the Closing Date, Parent shall be entitled to require the Exchange Agent to deliver to Parent or its designated successor or assign all cash amounts and shares of Parent Common Stock that have been deposited with the Exchange Agent pursuant to this Agreement, and any and all interest thereon or other income or proceeds thereof, not disbursed to the holders of Company Stock Certificates pursuant to this Agreement, and thereafter the holders of Company Stock Certificates shall be entitled to look only to Parent as general creditors thereof with respect to any and all cash amounts and shares of Parent Common Stock that may be payable or issuable to such holders of Company Stock Certificates and duly executed letters of transmittal and related documents (if any) in the manner set forth in this Agreement.  No interest shall be payable for the cash amounts delivered to Parent pursuant to the provisions of this Section 1.9(g) and which are subsequently delivered to the holders of Company Stock Certificates.

1.10         No Further Ownership Rights in Company Capital Stock.  The shares of Parent Common Stock issued and cash paid in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving LLC of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Company Stock Certificates are presented to the Surviving LLC for any reason, they shall be cancelled and exchanged as provided in this Article I.

1.11         Lost, Stolen or Destroyed Certificates.  In the event any Company Stock Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 1.6 hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the Stockholder who is the owner of such lost, stolen or destroyed certificates to either (i) deliver a bond in such amount as it may direct or (ii) provide an indemnification agreement in form and substance reasonably acceptable to Parent, against any claim that may be made against Parent or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

1.12         Tax Consequences.  Parent, Sub, NewLLC and the Company (i) intend that the Mergers shall constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code, (ii) shall treat the First Merger and the Second Merger as integrated steps in a single transaction as contemplated by this Agreement, (iii) shall report the mergers (if such Person has tax reporting obligations in respect thereof) as a single statutory merger of the Company with and into Parent qualifying as a reorganization within the meaning of Section 368(a)(1)(A) of the Code for federal income tax purposes, and (iv) by executing this Agreement, adopt a plan of tax-free reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.  Except as specifically contemplated by this Agreement, none of Parent, Sub, NewLLC or the Company shall, and they shall not permit any of their respective subsidiaries to, take any action prior to or following the Closing which would reasonably be expected to cause the Mergers to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.  Notwithstanding the foregoing, no party hereto makes any representations or warranties regarding the tax treatment of the First Merger or the Second Merger, or any of the tax consequences relating to the First Merger or the Second Merger, this agreement, or any of the other transactions or agreements contemplated hereby.  Each party hereto acknowledges that it is relying solely on its own tax advisors in connection with the First Merger and the Second Merger, this Agreement and other transactions and agreements contemplated hereby.

1.13         Taking of Necessary Action; Further Action.  If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving LLC with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent and the Surviving LLC and the officers and directors of Parent and the Surviving LLC are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the disclosures in the disclosure schedule the Company delivered to Parent concurrently with the execution of this Agreement (the “Disclosure Schedule”), the Company makes the following representations and warranties to Parent, Sub and New LLC.  The Disclosure Schedule contains sections numbered to correspond to the sections of this Article II.  A disclosure contained in a particular section of the Disclosure Schedule only qualifies or relates to (i) the corresponding section of Article II and (ii) each other section of Article II to which it is apparent on the face of such disclosure that such disclosure relates.

2.1           Organization of the Company.

(a)           The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company has the corporate power to own its properties and to carry on its business as currently conducted and as currently contemplated to be conducted.  The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications necessary.  The Company has delivered or made available a true and correct copy of its Certificate of Incorporation, as amended to date (the “Certificate of Incorporation”) and bylaws, as amended to date, each in full force and effect on the date hereof (collectively, the “Charter Documents”), to Parent.  The Board of Directors of the Company has not approved or formally proposed any amendment to any of the Charter Documents.

(b)           Section 2.1(b) of the Disclosure Schedule lists the directors and officers of the Company as of the date hereof, separately noting which of such directors and officers has any rights to indemnification from the Company and the agreement(s), if any, governing such rights.  The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name.

(c)           Section 2.1(c) of the Disclosure Schedule lists every state or foreign jurisdiction in which the Company has Employees or facilities or otherwise conducts its business in a way that would reasonably require qualification to do business.

2.2           Company Capital Structure.

(a)           The authorized capital stock of the Company consists of 2,814,254 shares of Common Stock, of which 1,523,785 shares are issued and outstanding, 401,282 shares of Series A Preferred Stock, of which 401,282 shares are issued and outstanding and 464,342 shares of Series B Preferred Stock, of which 264,342 shares are issued and outstanding.  The Company Series A Preferred Stock and the Company Series B Preferred Stock are convertible on a one-share for one-share basis into Company Common Stock.  As of the date of this Agreement, the capitalization of the Company is as set forth in Section 2.2(a) of the Disclosure Schedule.  The Company Capital Stock is held by the persons with the domicile addresses and in the amounts set forth in Section 2.2(a) of the Disclosure Schedule which further sets forth for each such person the number of shares held, class and/or series of such shares and the number of the applicable stock certificates representing such shares.  All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Charter Documents, or any agreement to which the Company is a party or by which it is bound.  Other than as set forth in Section 2.2(a) of the Disclosure Schedule, the Company has no other capital stock authorized, issued or outstanding.

(b)           Section 2.2(b) of the Disclosure Schedule sets forth for all holders of Company Unvested Common Stock outstanding as of the date of this Agreement, the name of the holder of such Company Unvested Common Stock, the repurchase price of such Company Unvested Common Stock, the date of purchase of such Company Unvested Common Stock and the vesting schedule for such Company Unvested Common Stock, including the extent vested to date and whether the vesting of such Company Unvested Common Stock is subject to acceleration as a result of the transactions contemplated by this Agreement.

(c)           As of the date of this Agreement, the Company has reserved 313,301 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the issuance of stock or the exercise of options granted under the Plan, of which (i) 235,563 shares are issuable, as of the date of this Agreement, upon the exercise of outstanding, unexercised options granted under the Plan, (ii) 10,278 shares have been issued upon the exercise of options or purchase of restricted stock granted under the Plan and remain outstanding as of the date of this Agreement and (iii) 65,042 shares remain available for future grant.  In addition, as of the date of this Agreement 95,570 shares are issuable upon exercise of options granted outside the Plan.  As of the date of this Agreement, an aggregate of 17,932 shares of Company Common Stock are issuable upon the exercise of outstanding Company Warrants.  Section 2.2(b) of the Disclosure Schedule sets forth for each outstanding Company Option and Company Warrant, the name of the holder of such option or warrant, the type of entity of such holder, and any ultimate parent entity of such holder, if not an individual, the domicile address of such holder, the number of shares of Company Capital Stock issuable upon the exercise of such option or warrant, the exercise price of such option or warrant, the date of grant of such option or warrant, the vesting schedule for such option or warrant, including the extent vested to date and whether the vesting of such option or warrant is subject to acceleration as a result of the transactions contemplated by this Agreement or any other events, whether such option was issued under the Plan and whether such option is a nonstatutory option or intended to qualify as an incentive stock option as defined in Section 422 of the Code.  Except for the Company Options and Company Warrants, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company or any of its Subsidiaries is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the equity of the Company or any of its Subsidiaries (whether payable in equity, cash or otherwise).

(d)           As a result of the Merger, Parent will be the sole record and beneficial holder of all issued and outstanding Company Capital Stock and all rights to acquire or receive any shares of Company Capital Stock, whether or not such shares of Company Capital Stock are outstanding.

(e)           All outstanding shares of Company Capital Stock, Company Options and Company Warrants have been issued or repurchased (in the case of shares that were outstanding and repurchased by the Company or any Stockholder of the Company) in compliance with all applicable federal, state, foreign, or local statutes, laws, rules, or regulations, including federal and state securities laws, and were issued, transferred and repurchased (in the case of shares that were outstanding and repurchased by the Company or any Stockholder of the Company) in accordance with any right of first refusal or similar right or limitation, including those in the Charter Documents.  Other than amounts paid to holders in repurchase of capital stock and other equity rights, and other expenses normally incurred in connection with the issuance or repurchase of capital stock and other equity rights, the Company has not, and will not have, suffered or incurred any liability (contingent or otherwise) or claim, loss, liability, damage, deficiency, cost or expense relating to or arising out of the issuance or repurchase of any Company Capital Stock, Company Options or Company Warrants, or out of any agreements or arrangements relating thereto (including any amendment of the terms of any such agreement or arrangement).  No Stockholder has exercised any right of redemption, if any, provided in the Certificate of Incorporation with respect to shares of the Company Preferred Stock, and the Company has not received notice that any Stockholder intends to exercise such rights.  There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock.

(f)            The allocation of the Merger Consideration set forth in Section 1.6(b) hereof is consistent with the certificate of incorporation of the Company as amended as of immediately prior to the Effective Time.

(g)           Section 2.2(g) of the Disclosure Schedule sets forth the outstanding principal, accrued interest and applicable rate of interest of all outstanding Stockholder loans described in Section 1.6(f) hereof.

(h)           Section 2.2(b) of the Disclosure Schedule sets forth whether, to the Knowledge of the Company, each holder listed on the schedule has made a timely election with the Internal Revenue Service under Section 83(b) of the Code with respect to such Company Unvested Common Stock.

(i)            Except for the Plan, neither the Company nor any of its Subsidiaries has ever adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any person.  True and complete copies of all agreements and instruments relating to or issued under the Plan have been provided or made available to Parent and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments from the forms thereof provided or made available to Parent.

(j)            Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company or any of its Subsidiaries.  There are no agreements to which the Company or any of its Subsidiaries is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Capital Stock.

2.3           Subsidiaries.

(a)           Section 2.3(a) of the Disclosure Schedule lists each entity in which the Company owns any shares of capital stock or any interest in, or controls, directly or indirectly, any other corporation, limited liability company, partnership, association, joint venture or other business entity.

(b)           Section 2.3(b) of the Disclosure Schedule lists each corporation, limited liability company, partnership, association, joint venture or other business entity of which the Company owns or has owned, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body (each, a “Subsidiary”).

(c)           Each entity listed on Section 2.3(a) of the Disclosure Schedule that is no longer in existence has been duly dissolved in accordance with its charter documents and the laws of the jurisdiction of its incorporation or organization and there are no outstanding liabilities or obligations (outstanding, contingent or otherwise), including Taxes, with respect to any such entity.

(d)           Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.

(e)           Each Subsidiary has the corporate power to own its properties and to carry on its business as currently conducted and as currently contemplated to be conducted.

(f)            Each Subsidiary is duly qualified or licensed to do business and in good standing in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications necessary.  A true and correct copy of each Subsidiary’s organizational documents, each as amended to date and in full force and effect on the date hereof, has been delivered or made available to Parent.

(g)           Section 2.3(g) of the Disclosure Schedule lists the directors and officers of each Subsidiary as of the date of this Agreement.

(h)           The operations now being conducted by each Subsidiary are not now and have never been conducted under any other name.

(i)            All of the outstanding shares of capital stock of each Subsidiary are owned of record and beneficially by the Company.  All outstanding shares of stock of each Subsidiary are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the charter documents or bylaws of such Subsidiary, or any agreement to which such Subsidiary is a party or by which it is bound, and have been issued in compliance with all applicable legal requirements.  There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which any Subsidiary is a party or by which any Subsidiary is bound obligating the Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, sold, repurchased or redeemed, any shares of the capital stock of such Subsidiary or obligating such Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call right, commitment or agreement.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any of the Subsidiaries.  Neither the Company nor any Subsidiary has agreed or is obligated to make any future investment in or capital contribution to any Person.

2.4           Authority.  The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and, subject to the items specified in 2.6(i) through (iii), to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby, subject to the items specified in 2.6(i) through (iii).  This Agreement and the transactions contemplated hereby have been unanimously approved by the Board of Directors of the Company.  This Agreement and each of the Related Agreements to which the Company is a party have been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms.

2.5           No Conflict.  The execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any provision of the Charter Documents or the organizational documents of any of its Subsidiaries, as amended, (ii) any mortgage, indenture, lease (including, without limitation, all Lease Agreements), contract, covenant, plan, insurance policy or other agreement, instrument or commitment, permit, concession, franchise or license (each a “Contract” and collectively the “Contracts”) to which the Company is a party or by which any of its properties or assets (whether tangible or intangible) are bound, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets (whether tangible or intangible).  Section 2.5 of the Disclosure Schedule sets forth all necessary notices, consents, waivers and approvals as are required under any Contracts in connection with the Merger, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time so as to preserve all rights of, and benefits to, the Company and its Subsidiaries under such Contracts from and after the Effective Time and the items set forth on Section 2.5 of the Disclosure Schedule shall be referred to as the “Required Consents”.  Following the Effective Time, the Surviving LLC will be permitted to exercise all of its rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of its Subsidiaries, as the case may be, would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred.

2.6           Consents.  No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any court, tribunal, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission, or regional or international organization (each, a “Governmental Entity”), is required by, or with respect to, the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company or any of its Subsidiaries is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (iii) the adoption of this Agreement and approval of the transactions contemplated by this Agreement by the Stockholders.

2.7           Company Financial Statements.  Section 2.7 of the Disclosure Schedule sets forth the Company’s (i) audited consolidated balance sheet as of December 31, 2007, and the related consolidated statements of income, cash flow and stockholders’ equity for the twelve (12) month period then ended (the “Year-End Financials”), and (ii) unaudited consolidated balance sheet as of June 30, 2008 (the “Balance Sheet Date”), and the related unaudited consolidated statements of income, cash flow and stockholders’ equity for the six (6) months then ended (the “Interim Financials”).  The Year-End Financials and the Interim Financials (collectively referred as the “Financials”) are true and correct in all material respects and have been prepared in accordance with GAAP consistently applied on a consistent basis throughout the periods indicated and consistent with each other (except that the Interim Financials do not contain footnotes and other presentation items that may be required by GAAP).  The Financials present fairly in all material respects the Company’s consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein, subject in the case of the Interim Financials to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate.  The Company’s unaudited consolidated balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.”  The Company has not had any dispute with any of its auditors regarding accounting matters or policies during any of its past two full fiscal years or during the current fiscal year-to-date.  The books and records of the Company and each Subsidiary have been, and are being maintained in all material respects in accordance with applicable legal and accounting requirements and the Financials are consistent with such books and records.  Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC).

2.8           Internal Controls.  The Company and each of its Subsidiaries has established and maintains a system of internal accounting controls that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP (including the Financials), including policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Board of Directors of the Company and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries.  Neither the Company nor any of its Subsidiaries (including any Employee thereof) nor the Company’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, (ii) any fraud or other wrongdoing that involves the Company’s management or other Employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

2.9           No Undisclosed Liabilities.  Neither the Company nor any of its Subsidiaries has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP)(collectively, “Liabilities”), except for Liabilities that (i) have been reflected in the Current Balance Sheet,  (ii) have arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date, (iii) Liabilities in the aggregate of no greater than $50,000 incurred prior to the Balance Sheet Date or (iv) future obligations under contracts which have been provided or made available to Parent evident on the face of such contract.

2.10         No Changes.  For purposes of this Section 2.10 “in the aggregate” shall refer to a series of related transactions with a single party or group of related parties.  Except as expressly permitted under or required under this Agreement or specifically consented to by Parent pursuant to Section 4.1 or Section 4.3 hereof, there has not been, occurred or arisen any:

(a)           transaction by the Company except in the ordinary course of business as conducted on that date and consistent with past practices since the Balance Sheet Date;

(b)           modifications, amendments or changes to the Charter Documents or organizational documents of any Subsidiary since December 31, 2007;

(c)           expenditure, transaction or commitment exceeding $50,000 individually or $100,000 in the aggregate or any commitment or transaction of the type described in Section 2.13 hereof in any case by the Company or any of its Subsidiaries since the Balance Sheet Date;

(d)           payment, discharge, waiver or satisfaction, in any amount in excess of $50,000 in any one case, or $100,000 in the aggregate, of any claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise of the Company or any of its Subsidiaries) since the Balance Sheet Date, other than payments, discharges or satisfactions in the ordinary course of business of liabilities reflected or reserved against in the Current Balance Sheet;

(e)           destruction of, damage to, or loss of any material assets (whether tangible or intangible), material business or material customer of the Company or any of its Subsidiaries (whether or not covered by insurance) since the Balance Sheet Date;

(f)            employment dispute involving the Company, including claims or matters raised by any individual, Governmental Entity, or any workers’ representative organization, bargaining unit or union regarding labor trouble or claim of wrongful discharge or other unlawful employment or labor practice or action with respect to the Company or any of its Subsidiaries since December 31, 2007;

(g)           adoption or change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or any of its Subsidiaries other than as required by GAAP since December 31, 2007;

(h)           adoption of or change in any Tax accounting method or material Tax election, closing agreement in respect to Taxes, or settlement of any Tax claim or assessment, or extension or waiver of the limitation period applicable to any Tax claim or assessment since December 31, 2007;

(i)            revaluation by the Company or any of its Subsidiaries of any of its assets (whether tangible or intangible), including writing down the value of inventory or writing off notes or accounts receivable since December 31, 2007;

(j)            declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any Company Capital Stock or the capital stock of any Subsidiary, or any split, combination or reclassification in respect of any shares of Company Capital Stock or the capital stock of any Subsidiary, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock or the capital stock of any Subsidiary, or any direct or indirect repurchase, redemption, or other acquisition by the Company of any shares of Company Capital Stock or the capital stock of any Subsidiary (or options, warrants or other rights convertible into, exercisable or exchangeable therefor) since December 31, 2007;

(k)           increase in or other change to the salary or other compensation payable or to become payable by the Company or any of its Subsidiaries to any of their respective officers, directors, employees, consultants or advisors, or the declaration, payment or commitment or obligation of any kind for the payment (whether in cash, equity or other property) by the Company or any of its Subsidiaries of a severance payment, change of control payment, termination payment, bonus or other additional salary or compensation to any such person since the Balance Sheet Date;

(l)            agreement, contract, covenant, instrument, lease, license or commitment involving an expenditure, commitment or transaction exceeding $50,000 individually or $100,000 in the aggregate to which the Company or any of its Subsidiaries is a party or by which it or any of their respective assets (whether tangible or intangible) are bound or any termination, extension, waiver, amendment or modification of the terms of any Contract other than (i) licenses of Company Products in the ordinary course of business and in substantially the form provided or made available to Parent or (ii) as specifically permitted by this Agreement since the Balance Sheet Date;

(m)          sale, lease, sublease, license or other disposition of any of the assets (whether tangible or intangible) or properties of the Company or any of its Subsidiaries other than licenses of Company Products in the ordinary course of business and in substantially the form attached to Section 2.10(l) of the Disclosure Schedule, including the sale of any accounts receivable of the Company or any of its Subsidiaries, or any creation of any security interest in such assets or properties since the Balance Sheet Date;

(n)           loan by the Company or any of its Subsidiaries to any Person, or purchase by the Company or any of its Subsidiaries of any debt securities of any Person or amendment to the terms of any outstanding loan agreement, except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practices since December 31, 2007;

(o)           incurring by the Company or any of its Subsidiaries of any indebtedness for borrowed money, amendment of the terms of any outstanding loan agreement, guaranteeing by the Company or any of its Subsidiaries of any indebtedness, issuance or sale of any debt securities of the Company or any of its Subsidiaries or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practices since December 31, 2007;

(p)           waiver or release of any right or claim of the Company or any of its Subsidiaries, including any waiver, release or other compromise of any account receivable of the Company or any of its Subsidiaries since December 31, 2007;

(q)           commencement or settlement of any lawsuit by the Company or any of its Subsidiaries, the commencement, settlement, notice or, to the Knowledge of the Company, threat of any lawsuit or proceeding or other investigation against the Company or any of its Subsidiaries or relating to their respective businesses, properties or assets, or any reasonable basis for any of the foregoing since December 31, 2007;

(r)            notice of any claim or potential claim of ownership, interest or right by any person other than the Company or any of its Subsidiaries of the Company Intellectual Property owned by or developed or created by the Company or any of its Subsidiaries or of infringement by the Company or any of its Subsidiaries of any other Person’s Intellectual Property since December 31, 2007;

(s)           issuance, grant, delivery, sale or purchase, or proposal, contract or agreement to issue, grant, deliver, sell or purchase, by the Company or any of its Subsidiaries, of any shares of Company Capital Stock or shares of capital stock of any of its Subsidiaries or securities convertible into, or exercisable or exchangeable for, shares of Company Capital Stock or shares of capital stock of any of its Subsidiaries, or any subscriptions, warrants, options, rights or securities to acquire any of the foregoing, except for issuances of Company Capital Stock upon the exercise of Company Options or Company Warrants or the conversion of Company Preferred Stock or the grant of options to purchase Company Common Stock to employees of the Company under the Plan in the ordinary course of business and consistent with past practice since December 31, 2007;

(t)            (i) sale, lease, license or transfer of any Company Intellectual Property or execution, modification or amendment of any agreement with respect to Company Intellectual Property with any Person or with respect to the Intellectual Property of any Person except in the ordinary course of business consistent with past practice, or (ii) purchase or license of any Intellectual Property or execution, modification or amendment of any agreement with respect to the Intellectual Property of any Person, (iii) agreement or modification or amendment of an existing agreement with respect to the development of any Intellectual Property with a third party, or (iv) change in pricing or royalties set or charged by the Company or any of its Subsidiaries to their respective customers or licensees or in pricing or royalties set or charged by Persons who have licensed Intellectual Property to the Company since December 31, 2007;

(u)           agreement or modification to any Contract pursuant to which any other party is or was granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any Company Products (as defined below) since December 31, 2007;

(v)           purchase or sale of any interest in real property, granting of any security interest in any real property or lease, license, sublease or other occupancy of any Leased Real Property or other real property by the Company or any of its Subsidiaries since the Balance Sheet Date;

(w)          acquisition by the Company or any of its Subsidiaries or agreement by the Company or any of its Subsidiaries to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof, or other acquisition or agreement to acquire any assets or any equity securities that are material, individually or in the aggregate, to the business of the Company or any of its Subsidiaries since December 31, 2007;

(x)            grant by the Company or any of its Subsidiaries of any severance, change in control or termination pay (in cash or otherwise) to any Employee, including any officer, except payments made pursuant to written agreements disclosed in the Disclosure Schedule since December 31, 2007;

(y)           except as specifically permitted by the Agreement, adoption, amendment or termination of any Company Employee Plan, execution or amendment of any Employee Agreement, or payment or agreement by the Company or any of its Subsidiaries to pay any bonus or special remuneration to any director or Employee, or increase or modify the salaries, wage rates or other compensation (including any equity-based compensation) of any Employee since December 31, 2007;

(z)            waiver of any stock repurchase rights, acceleration, amendment or change in the period of exercisability of options, restricted stock or any other equity or similar incentive awards (including without limitation any long term incentive awards), or repricing of stock options (through amendment, exchange or otherwise) or authorization of cash payments or new equity awards in exchange for any stock options since December 31, 2007;

(aa)         execution of any strategic alliance, affiliate or joint marketing arrangement or agreement by the Company or any of its Subsidiaries since December 31, 2007;

(bb)         hiring, promotion, demotion or termination or other change to the employment status or title of any officer or hiring, promotion, demotion or termination or other change to the employment status or title of any other employees outside the ordinary course of business since the Balance Sheet Date;

(cc)         alteration of any interest of the Company in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest since December 31, 2007;

(dd)         cancellation, amendment or renewal of any insurance policy of the Company or any of its Subsidiaries since December 31, 2007; or

(ee)         agreement by the Company or any of its Subsidiaries, or any officer or employees on behalf of the Company or any of its Subsidiaries, to do any of the things described in the preceding clauses (a) through (dd) of this Section 2.10 (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement and any Related Agreements) since the relevant date referenced in such clause.

2.11         Accounts Receivable.

(a)           The Company has made available to Parent a list of all accounts receivable of the Company and its Subsidiaries as of the Balance Sheet Date, together with an aging schedule indicating a range of days elapsed since invoice.

(b)           All of the accounts receivable of the Company and its Subsidiaries arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied,

are not subject to any valid set-off or counterclaim, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement and are collectible except to the extent of reserves therefor set forth in the Current Balance Sheet or, for receivables arising subsequent to the Balance Sheet Date, as reflected on the books and records of the Company (which receivables are recorded in accordance with GAAP consistently applied).  No person has any Lien on any accounts receivable of the Company and its Subsidiaries and no request or agreement for deduction or discount has been made with respect to any accounts receivable of the Company and its Subsidiaries.

2.12         Tax Matters.

(a)           Definition of Taxes.  For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.12(a) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group for any period (including any arrangement for group or consortium relief or similar arrangement), and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.12(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement with any other person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of law.

(b)           Tax Returns and Audits.

(i)           The Company and each of its Subsidiaries has (a) prepared and timely filed all required U.S. federal, state, local and non-U.S. returns, estimates, information statements and reports, including attachments and amendments thereto (“Returns”) relating to Taxes required to be filed by the Company or any of its Subsidiaries or their respective operations and such Returns are true and correct and have been completed in accordance with applicable law and (b) timely paid all Taxes they are required to pay.

(ii)          The Company and its Subsidiaries has paid or withheld with respect to their respective Employees and other third parties, all U.S. federal, state and non-U.S. income Taxes and social security charges and similar fees, Federal Insurance Contribution Act amounts, Federal Unemployment Tax Act amounts and all other Taxes required to be withheld or paid, and has timely paid over any such Taxes withheld to the appropriate authorities.

(iii)         Neither the Company nor any of its Subsidiaries are delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv)        No audit or other examination of any Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified of any request for such an audit or other examination.  No adjustment relating to any Return filed by the Company or any of its Subsidiaries has been proposed by any Tax authority to the Company or any of its Subsidiaries or any representative thereof.  No claim has ever been made that the Company or any of its Subsidiaries is or may be subject to taxation in a jurisdiction in which it does not file Returns.

(v)         Neither the Company nor any of its Subsidiaries as of the date of this Agreement has any liabilities for unpaid Taxes which were not accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and neither the Company nor any of its Subsidiaries has incurred any liability for Taxes since the Balance Sheet Date other than in the ordinary course of business.  The Company and each of its Subsidiaries has identified all uncertain tax positions contained in all Returns filed by the Company and its Subsidiaries and has established adequate reserves and made any appropriate disclosures in the Financials in accordance with the requirements of Financial Interpretation No. 48 of FASB Statement No. 109.

(vi)        The Company has made available to Parent or its legal counsel for copying all Returns for the Company and its Subsidiaries filed for all periods since inception.

(vii)       There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company or any of its Subsidiaries relating to or attributable to Taxes other than Liens for Taxes not yet due and payable.

(viii)      Neither the Company nor any of its Subsidiaries has (a) ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (b) ever been a party to any Tax sharing, indemnification or allocation agreement, nor does the Company or any of its Subsidiaries owe any amount under any such agreement, (c) any liability for the Taxes of any Person, under Treasury Regulation §1.1502-6 (or any similar provision of state, local or non-U.S. law, and including any arrangement for group or consortium relief or similar arrangements), as a transferee or successor, by contract or agreement, by operation of law or otherwise and (d) ever been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.

(ix)         Neither the Company nor any of its Subsidiaries has been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(x)          Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(xi)         Neither the Company nor any of its Subsidiaries has engaged in a “reportable transaction” as set forth in Treas. Reg. §1.6011-4(b), including any transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a Tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a “listed transaction,” as set forth in Treasury Regulation Section 1.6011-4(b)(2).

(xii)        Neither the Company nor any of its Subsidiaries is subject to Tax in any jurisdiction other than its country of incorporation or formation by virtue of having a permanent establishment, place of business or source of income in that jurisdiction.

(xiii)                                        The Company will not be required to include any income or gain or exclude any deduction or loss from taxable income for any taxable period or portion thereof after the Closing as a result of any (a)  change in method of accounting under Section 481 of the Code made prior to the Closing, (b) closing agreement under Section 7121 of the Code executed prior to the Closing, (c) deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code in connection with a transaction consummated prior to the Closing (or in each of items (a), (b), or (c), under any similar provision of applicable law), (d) installment sale or open transaction disposition consummated prior to the Closing or (e) receipt of a prepaid amount received prior to the Closing.

(xiv)                                       The Company and its Subsidiaries are in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order (each, a “Tax Incentive”) and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

(xv)                                          The Company and its Subsidiaries are in compliance in all material respects with all applicable transfer pricing laws and regulations, including the maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and its subsidiaries.  The prices for any property or services (or for the use of any property) provided by or to the Company or any of its subsidiaries are arm’s length prices for purposes of all applicable transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code.

(c)                                  Executive Compensation Tax.  There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any Employee of the Company or any of its Subsidiaries, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, or Section 404 of the Code.

2.13                           Restrictions on Business Activities.  There is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company or any of its Subsidiaries is a party or, to the Company’s Knowledge, otherwise binding upon the Company or any of its Subsidiaries which has or may reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries, any acquisition of property (tangible or intangible) by the Company or any of its Subsidiaries, the conduct of business by the Company or any of its Subsidiaries, or otherwise limiting the freedom of the Company or any of its Subsidiaries to engage in its or Parent’s line of business or to compete with any person.  Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries has entered into any agreement under which the Company or any of its Subsidiaries is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or Company Products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.

2.14                           Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment; Customer Information.

(a)                                  Neither the Company nor any of its Subsidiaries owns any real property, nor has the Company or any of its Subsidiaries ever owned any real property.  Section 2.14(a) of the Disclosure Schedule sets forth a complete and accurate list of all real property currently leased, subleased or licensed by or from the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its

Subsidiaries (the “Leased Real Property”), including the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto and, with respect to any current lease, license, sublease or other occupancy right, the square footage of the premises leased thereunder and the aggregate annual rental payable thereunder.

(b)                                 The Company has provided or made available to Parent true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof and all consents and waivers relating thereto (“Lease Agreements”); and there are no other Lease Agreements for real property affecting the Leased Real Property or to which Company or any of its Subsidiaries is bound, other than those identified in Section 2.14(a) of the Disclosure Schedule. All such Lease Agreements are in full force and effect and valid and effective in accordance with their respective terms, and there is not, under any of such Lease Agreements, any existing default, and no rentals past due (or event which with notice or lapse of time, or both, would reasonably constitute a default).  Neither the Company nor any of its Subsidiaries has received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn.  The Closing will not affect the enforceability against any Person of any such Lease Agreement or any rights of the Company or any of its Subsidiaries or the Surviving LLC thereunder or otherwise with respect to any Leased Real Property, including, without limitation, the right to the continued use and possession of the Leased Real Property for the conduct of business as presently conducted.  The Company and its Subsidiaries currently occupy all of the Leased Real Property for the operation of its business except as set forth in Section 2.14(a) of the Disclosure Schedule.  There are no other parties occupying, or with a right to occupy, the Leased Real Property, except as set forth in Section 2.14(a) of the Disclosure Schedule.  Neither the Company nor any of its Subsidiaries owes any brokerage commissions or finders fees with respect to any such Leased Real Property or would owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements.

(c)                                  The Leased Real Property and all of its operating systems are in good operating condition and repair, free from structural, physical and mechanical defects, is maintained in a manner consistent with standards generally followed with respect to similar properties, and is structurally sufficient and otherwise suitable for the conduct of the business as presently conducted, normal wear and tear excepted.  Neither the operation of the Company or any of its Subsidiaries on the Leased Real Property nor, to the Company’s Knowledge, such Leased Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement or Law relating to such property or operations thereon, and any such non-violation is not dependent on so-called non-conforming use exceptions.  Neither the Company nor any of its Subsidiaries has received any notice from any insurance company of any defects or inadequacies in any Leased Real Property or any part thereof which could materially and adversely affect the insurability of such Leased Real Property or the premiums for the insurance thereof.  No notice has been given to the Company by any insurance company which has issued a policy with respect to any portion of any Leased Real Property or by any board of fire underwriters (or other body exercising similar functions) requesting the performance of any repairs, alterations or other work with which compliance has not been made.  To the Company’s Knowledge, there exist no structural, soil or other conditions with respect to any Leased Real Property that could increase the probability of material damage to any Leased Real Property as a result of earthquake, flood or other peril.  There is not existing, neither the Company nor any of its Subsidiaries has received any notice of, and to the Knowledge of the Company, there is not presently contemplated or proposed, any eminent domain, condemnation or similar action, or zoning action or proceeding, with respect to any portion of the Leased Real Property.  The Company or any of its Subsidiaries shall not be required to expend more than $50,000 in the aggregate under all Lease Agreements to restore the

Leased Real Property at the end of the term of the applicable Lease Agreement to the condition required under the Lease Agreement (assuming the conditions existing in such Leased Real Property as of the date of this Agreement and as of the Closing).

(d)                                 As of the date of this Agreement, the landlord under each Lease Agreement has complied with all of the material requirements, conditions, representations, warranties and covenants of the landlord thereunder, including, without limitation, the timely completion of construction of the leased premises in a good and workmanlike manner and otherwise in accordance with the Lease Agreements.

(e)                                  The Company and its Subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Current Balance Sheet, (ii) Liens for Taxes not yet due and payable, and (iii) such imperfections of title and encumbrances, if any, which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby.  Each Lease Agreement constitutes the entire agreement of the landlord and the tenant thereunder, and no term or condition thereof has been modified, amended or waived, except as described in Section 2.14(a) of the Disclosure Schedule and shown in the copies of the Lease Agreements that have previously been delivered by the Company to Parent.  The Company and its Subsidiaries have not transferred or assigned any interest in any such Lease Agreement, nor has the Company or any of its Subsidiaries subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any other Person.

(f)                                    Section 2.14(f) of the Disclosure Schedule lists all material items of equipment (the “Equipment”) owned or leased by the Company or any of its Subsidiaries, and such Equipment is (i) adequate for the conduct of the business of the Company or any of its Subsidiaries as currently conducted and as currently contemplated to be conducted, and (ii) in good operating condition and regularly and properly maintained, subject to normal wear and tear.

(g)                                 The Company and its Subsidiaries have sole and exclusive ownership, free and clear of any Liens, of all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to its current and former customers (the “Customer Information”).  No person other than the Company or any of its Subsidiaries possesses any claims or rights with respect to use of the Customer Information.

2.15                           Intellectual Property.

(a)                                  Definitions.  For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Intellectual Property” shall mean any or all of the following (i) works of authorship including computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, and data, (ii) inventions (whether or not patentable),  and improvements thereto (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v)  tools, methods and processes, and (vi)  any and all instantiations of the foregoing in any form and embodied in any media.

“Intellectual Property Rights” shall mean worldwide common law and statutory rights associated with (i) patents and patent applications, (ii) copyrights, copyright registrations and copyright applications, “moral” rights and mask work rights, (iii) the protection of trade and industrial secrets and confidential information, (iv) logos, trade names, trade dress, trademarks and service marks, (v) domain names and web addresses, (vi) other proprietary rights relating to intangible intellectual property, (vii) analogous rights to those set forth above, and (viii) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable).

“Company Intellectual Property” shall mean any and all Intellectual Property Rights that are owned or purported to be owned by, held in the name of, or exclusively and irrevocably licensed (in a manner tantamount to ownership) to the Company or any of its Subsidiaries and all such Company Intellectual Property are identified in Section 2.15(a) of the Disclosure Schedule.

“Registered Intellectual Property” shall mean Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with or by any state, government or other public or quasi-public legal authority.

(b)                                 Section 2.15(b)(1) of the Disclosure Schedule (i) lists all Registered Intellectual Property owned or purported to be owned by, or filed or held in the name of, the Company or any of its Subsidiaries (the “Company Registered Intellectual Property”) and (ii) lists any currently pending proceedings or actions (other than routine, non-substantive actions or proceedings) before any Governmental Entity (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) in which any of the Company Registered Intellectual Property is involved, including without limitation any proceedings or actions in which claims are raised relating to the validity, enforceability, scope, ownership or infringement of any of the Company Registered Intellectual Property.  Section 2.15(b)(2) of the Disclosure Schedule lists all products and services currently or previously researched, designed, developed, licensed, sold, distributed, offered and/or made commercially available by the Company or any of its Subsidiaries (each a “Company Product”).

(c)                                  Each item of Company Registered Intellectual Property is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. There are no actions that must be taken by the Company within 60 days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Registered Intellectual Property.

(d)                                 All Company Intellectual Property will be fully transferable, alienable and/or licensable by Surviving LLC and/or Parent without restriction and without payment of any kind to any third party.

(e)                                  Each item of Company Intellectual Property, including all Company Registered Intellectual Property is free and clear of any Liens other than those set forth on Section 2.15(e) of the Disclosure Schedule.  The Company is the exclusive owner or exclusive licensee of all Company Intellectual Property.

(f)                                    To the extent that any Intellectual Property or Intellectual Property Right has been (i) developed or created independently or jointly by any person other than the Company or any of its Subsidiaries for which the Company or any of its Subsidiaries has, directly or indirectly, provided consideration for such development or creation or (ii) otherwise been acquired from any other person, the Company or its Subsidiaries have obtained a valid and enforceable written assignment sufficient to irrevocably transfer all rights and exclusive ownership in such Intellectual Property and the associated Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company or any of its Subsidiaries and, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company and its Subsidiaries have (1) recorded each such assignment with the relevant governmental authorities, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be, and (2) required the waiver of all non-assignable rights, including all author or moral rights, if any, to the extent permitted by applicable law.

(g)                                 Neither the Company nor any of its Subsidiaries has (i) transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property Right that is or was Company Intellectual Property, to any other person or (ii) permitted the Company’s or any Subsidiary’s rights in such Company Intellectual Property to lapse or enter into the public domain.

(h)                                 All Intellectual Property and Intellectual Property Rights used in or necessary to the conduct of Company’s or any Subsidiary’s business as presently conducted or currently contemplated to be conducted by the Company or any of its Subsidiaries (i) was written and created solely by either (1) employees of the Company or any of its Subsidiaries acting within the scope of their employment who have validly and irrevocably assigned all of their rights, including all Intellectual Property Rights therein, to the Company or any of its Subsidiaries or (2) by third parties who have validly and irrevocably assigned all of their rights, including all Intellectual Property Rights therein, to the Company or any of its Subsidiaries, and no third party owns or has any rights to any such Intellectual Property and Intellectual Property Rights, or (ii) is (1) licensed to Company pursuant to one of the licenses set forth on Section 2.15(i)(1) of the Disclosure Schedule or (2) listed in Section 2.15(u) (Open Source Software) of the Disclosure Schedule.

(i)                                     Other than (i) the Open Source Software listed in Section 2.15(u) of the Disclosure Schedule and “off-the-shelf” software priced at less than $3,000 per copy that is commercially available on substantially the same terms to Parent (“Off-The-Shelf Software”), and (ii) the licenses set forth on Section 2.15(i)(1) of the Disclosure Schedule, the Company Intellectual Property constitutes all of the Intellectual Property and Intellectual Property Rights that are used in, necessary to or otherwise would be infringed by the conduct of the business of the Company or any of its Subsidiaries as it currently is conducted or planned to be conducted, including the design, development, manufacture, use, import, marketing, licensing out and sale of any Company Product.  Other than the Open Source Software listed in Section 2.15(u) and Off-The-Shelf Software, Section 2.15(i)(2) of the Disclosure Schedule sets forth all third party software (including without limitation hardware embedded software) and any other third party Intellectual Property that is used in or necessary to the conduct of the business of the Company or any of its Subsidiaries as it currently is conducted or planned to be conducted, including the design, development, manufacture, use, import, marketing, licensing out and sale of any Company Product.  Section 2.15(i)(2) of the Disclosure Schedule also specifies how such Intellectual Property is used or currently planned to be used by the Company or any of its Subsidiaries, under what licenses, and whether there is or has been any failure to comply with the terms of these licenses.

(j)                                     Other than (i)(1) the Open Source Software listed in Section 2.15(u) of the Disclosure Schedule, (2) standard licenses for Off-The-Shelf Software and (3) the licenses set forth on Section 2.15(i)(1), and (ii)  non-exclusive licenses and related agreements with respect thereto of the

Company  Products to end-users pursuant to written agreements that have been entered into in the ordinary course of business that do not materially differ in substance from the Company’s or any Subsidiary’s standard form(s) of end-user license including attachments (which is or are included in Section 2.15(j) of the Disclosure Schedule), Section 2.15(j) of the Disclosure Schedule lists all contracts, licenses and agreements to which the Company is a party with respect to any Intellectual Property and Intellectual Property Rights (“Company IP Agreements”).

(k)                                  No third party that has provided or licensed Intellectual Property or Intellectual Property Rights to the Company or any of its Subsidiaries has ownership rights or license rights to improvements or derivative works made by the Company or any of its Subsidiaries in such Intellectual Property that has been licensed to the Company or any of its Subsidiaries.

(l)                                     Other than (i) the Open Source Software listed in Section 2.15(u) of the Disclosure Schedule, and (ii) other non-exclusive licenses and related agreements with respect thereto of the Company Products to end-users pursuant to written agreements that have been entered into in the ordinary course of business that do not materially differ in substance from the Company’s or any Subsidiary’s standard form(s) of end-user license including attachments (which is or are included in Section 2.15(l) of the Disclosure Schedule), Section 2.15(l) of the Disclosure Schedule lists all contracts, licenses and agreements between the Company or any of its Subsidiaries and any other person wherein or whereby the Company or any of its Subsidiaries has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation of the Intellectual Property Rights of any person other than the Company or any of its Subsidiaries.

(m)                               There are no contracts, licenses or agreements between the Company or any of its Subsidiaries and any other person with respect to Company Intellectual Property or other Intellectual Property used in and/or necessary to the conduct of the business as it is currently conducted or planned to be conducted under which there is any dispute regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by the Company or any of its Subsidiaries thereunder.

(n)                                 The operation of the business of the Company and its Subsidiaries as it is currently conducted, or is contemplated to be conducted, by the Company and its Subsidiaries, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture, licensing out and sale of any Company Product,  has not and does not infringe or misappropriate and will not infringe or misappropriate when conducted by Parent and/or Surviving LLC in substantially the same manner following the Closing, any Intellectual Property Rights of any person, violate any right of any person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction, and neither the Company nor any of its Subsidiaries has received notice from any person claiming that such operation or any act, any Company Product or Intellectual Property of the Company or any of its Subsidiaries infringes or misappropriates any Intellectual Property Rights of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have Knowledge of any basis therefor).

(o)                                 Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent by operation of law or otherwise of any contracts or agreements to which the Company or any of its Subsidiaries is a party, will result in: (i) Parent, any of its subsidiaries or the Surviving LLC granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, any of them, (ii) Parent, any of its subsidiaries or the Surviving LLC, being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses, or (iii) Parent, any of its subsidiaries or the Surviving LLC being obligated to pay any royalties or other material amounts, or offer any discounts, to any third party in excess of those payable by, or required to be offered by, any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.

(p)                                 To the Knowledge of the Company, no Person is materially infringing or misappropriating any Company Intellectual Property.

(q)                                 The Company and its Subsidiaries have taken the commercially reasonable steps that are required or necessary to protect the Company’s and any Subsidiary’s rights in confidential information and trade secrets of the Company and its Subsidiaries or provided, subject to confidentiality obligations, by any other person to the Company or any of its Subsidiaries.  Without limiting the foregoing, (i)  the Company and its Subsidiaries have, and enforce, a policy requiring each current and former employee that contributes to or participates in the design, development, distribution and/or maintenance of Intellectual Property, have access to confidential information, and/or is materially involved in Company business decisions to execute proprietary information, confidentiality and assignment agreements substantially in the Company’s standard form for employees (a copy of which is attached as Schedule 2.15(q)(i) hereto (the “Employee Proprietary Information Agreement”)), (ii)  the Company and its Subsidiaries have, and enforce, a policy requiring each current and former consultant or contractor that contributes to or participates in the design, development, distribution and/or maintenance of Intellectual Property and/or have access to confidential information to execute a consulting agreement containing proprietary information, confidentiality and assignment provisions substantially in the Company’s standard form for consultants or contractors (a copy of which is attached as Schedule 2.15(q)(ii) hereto (the “Consultant Proprietary Information Agreement”)) and (iii) all current and former employees, consultants and contractors of the Company or any of its Subsidiaries that have contributed to or participated in the design, development, distribution and/or maintenance of Intellectual Property, have had access to confidential information, and/or have been materially involved in Company business decisions have executed an Employee Proprietary Information Agreement or a Consultant Proprietary Information Agreement, as appropriate.

(r)                                    No Company Intellectual Property, Company Product or Intellectual Property of the Company or any of its Subsidiaries is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or any of its Subsidiaries or may affect the validity, use or enforceability of such Company Intellectual Property .

(s)                                  To the Knowledge of the Company, no (i) Company Product or publication of the Company or any of its Subsidiaries, (ii) material published or distributed by the Company or any of its Subsidiaries, or (iii) conduct or statement of the Company or any of its Subsidiaries constitutes a defamatory statement or material, false advertising or otherwise violates any applicable law or regulation.

(t)                                    No government funding, facilities or resources of a university, college, other educational institution, research center or Governmental Entity was used in the development of the Company Intellectual Property and no Governmental Entity, university, college, other educational institution or research center has any claim or right in or to the Company Intellectual Property. No current or former employee, consultant or independent contractor of the Company or any of its Subsidiaries who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, a university, college or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any of its Subsidiaries and was under any obligation to assign, license or contribute any Intellectual Property to such an entity.

(u)                                 Section 2.15(u) of the Disclosure Schedule sets forth lists all software that is distributed as “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License) (collectively, “Open Source Software”) that has been used, linked to and/or incorporated into any Company Product in any way and describes the general manner in which such Open Source Software was used and/or incorporated (such description shall include, without limitation, whether (and, if so, how) the Open Source Software was modified and/or distributed by the Company and whether (and if so, how) such Open Source Software was incorporated into and linked in any Company Product).  Neither the Company nor any Subsidiary has used and/or incorporated Open Source Software in any manner that would or could (i) require the disclosure or distribution in source code form of any Company Intellectual Property, (ii) require the licensing of any Company Intellectual Property for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution of any Company Product, (iv) create, or purport to create, obligations for the Company or any of its Subsidiaries with respect to Company Intellectual Property or grant, or purport to grant, to any third party, any rights or immunities under Company Intellectual Property or (v) impose any other material limitation, restriction, or condition on the right of the Company or any of its Subsidiaries to use, offer, provide or distribute any Company Product.  With respect to any Open Source Software that is or has been used and/or incorporated by the Company or any of its Subsidiaries in any way, the Company and each of its Subsidiaries has been and is in compliance with all applicable licenses with respect thereto, complete copies (or links to such complete copies) of which have been provided to Parent.

(v)                                 Except for the warranties and indemnities contained in those contracts and agreements set forth in Section 2.15(j) of the Disclosure Schedule or in non-exclusive licenses and related agreements with respect thereto of the Company  Products to end-users pursuant to written agreements that have been entered into in the ordinary course of business that do not materially differ in substance from the Company’s or any Subsidiary’s standard form(s) of end-user license including attachments (which is or are included in Section 2.15(j) of the Disclosure Schedule) and warranties implied by law which cannot be disclaimed, neither the Company nor any of its Subsidiaries has given any warranties or indemnities relating to Company Products.

(w)                               The Company has routinely released a minimum of three new point releases (e.g., 2.x) per calendar year.  The Company has a good faith reasonable belief that it can continue to release Company Products on such schedule of releases and is not currently aware of any change in its circumstances or other fact that has occurred that would cause it to believe that it will be unable to meet such release schedule.

(x)                                   Other than the agreement listed in Section 2.15(x) of the Disclosure schedule, neither the Company nor any other Person acting on its behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any source code for any Company Intellectual Property except for disclosures to employees, contractors or consultants under written and enforceable agreements that prohibit use or disclosure except in the performances of services to the Company.

(y)                                 Section 2.15(y) of the Disclosure Schedule generally describes all Personally Identifiable Information collected by the Company or any of its Subsidiaries through Internet websites owned, maintained or operated by the Company or any of its Subsidiaries (“Company Sites”), and through any services provided to customers of the Company (“Company Services”), if any.  “Personally Identifiable Information” means any information that alone or in combination with other information held by the Company or any of its Subsidiaries can be used to specifically identify a Person, including without limitation any financial information pertaining to a Person.  To the extent applicable, the Company and each of its Subsidiaries has complied with all applicable laws (including without limitation the Gramm-Leach-Bliley Act and implementing regulations), contractual and fiduciary obligations, and its internal privacy policies relating to (i) the privacy of users of Company Sites and (ii) the collection, storage, transfer and any other processing of any Personally Identifiable Information collected or used by the Company or any of its Subsidiaries in any manner or maintained by third parties having authorized access to such information.  The execution, delivery and performance of this Agreement complies with all applicable laws relating to privacy and with the Company’s and any Subsidiary’s privacy policies.  Copies of all current and prior privacy policies of the Company or any of its Subsidiaries that apply to the Company Sites or the Company Services are attached to Section 2.15(y) of the Disclosure Schedule.  Each such privacy policy and all materials distributed or marketed by the Company or any of its Subsidiaries have at all times made all disclosures to users or customers required by applicable laws (including without limitation the laws and regulations applicable in Canada, the European Union and the United States), and none of such disclosures made or contained in any such privacy policy or in any such materials has been inaccurate, misleading or deceptive or in violation of any applicable laws.

(z)                                   With respect to all Personally Identifiable Information described in Section 2.15(y) of the Disclosure Schedule, the Company and each of its Subsidiaries has at all times taken reasonably necessary precautions (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the Personally Identifiable Information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse.  There has been no unauthorized access to or other misuse of that Personally Identifiable Information.

(aa)                            Section 2.15(aa) of the Disclosure Schedule sets forth the Company’s and any Subsidiary’s current (as of the date hereof) list of known bugs maintained by its development or quality control groups with respect to the Company Products.

(bb)                          All Company Products are free of any and all “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such Company Product or data or other software of users (“Contaminants”).  The Company and each of its Subsidiaries has in place systems and procedures consistent with good (or better) industry standard security practices for enterprise software to prevent the introduction of Contaminants into Company Products from software licensed from third parties using the procedures specified in Section 2.15(bb) of the Disclosure Schedule.

(cc)                            The Company and each of its Subsidiaries has taken steps consistent with good (or better) industry standard security practices for enterprise software and implemented the procedures specified in Section 2.15(cc) of the Disclosure Schedule to protect the information technology systems used in connection with the operation of the Company and its Subsidiaries from Contaminants and other loss or impairment of data and related software.  The Company and each of its Subsidiaries have the disaster recovery and security plans, procedures and facilities for the business specified in Section 2.15(cc) of the

Disclosure Schedule.  There have been no material unauthorized intrusions or breaches of the security of information technology systems.

2.16                           Agreements, Contracts and Commitments.  For purposes of this Section 2.16 “in the aggregate” shall refer to a series of related transactions with a single party or group of related parties.  Except as set forth in Section 2.16 of the Disclosure Schedule (specifying the appropriate paragraph):

(a)                                  Neither Company nor any of its Subsidiaries is a party to, or is it bound by:

(i)         any (1) employment, contractor or consulting agreement, (2) contract or commitment with an Employee or individual consultant, contractor, or salesperson, (3) any agreement, contract or commitment to grant any severance or termination pay (in cash or otherwise) to any Employee, or (4) any contractor, consulting or sales agreement, contract, or commitment with a firm or other organization;

(ii)        any agreement or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii)       any fidelity or surety bond or completion bond;

(iv)       any collective bargaining, union or works council agreements;

(v)        any lease of personal property having a value in excess of $25,000 individually or $50,000 in the aggregate;

(vi)       any agreement of indemnification or guaranty;

(vii)      any agreement, Contract, lease or commitment relating to capital expenditures and involving future payments in excess of $25,000 individually or $50,000 in the aggregate;

(viii)     any agreement, contract or commitment relating to the disposition or acquisition of assets (whether tangible or intangible) or any interest in any business enterprise outside the ordinary course of the Company’s business;

(ix)       Company IP Agreements;

(x)        any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(xi)       any purchase order or contract for the purchase of materials involving in excess of $50,000 individually or $100,000 in the aggregate;

(xii)      any construction contracts;

(xiii)     any dealer, distribution, strategic alliance, joint marketing, affiliate or development agreement;

(xiv)               any agreement, contract or commitment to alter the Company’s interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;

(xv)                  any agreement, contract or commitment pursuant to which the Company or any of its Subsidiaries has undertaken to, or pursuant to which the receipt of revenue is contingent upon, the delivery or provision of products, technology or service offerings not in commercial existence as of the date hereof, and specifically not contingent upon the release of any new product or new version of an existing Company Product;

(xvi)               any sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendor, or other agreement for use, provision or distribution of the Company Products or other  technology of the Company or any of its Subsidiaries; or

(xvii)            any other agreement, contract, lease or commitment, including, without limitation, or any service, operating or management agreement or arrangement with respect to any of the Leased Real Property, that involves $50,000 individually or $100,000 in the aggregate or more and is not cancelable without penalty within 30 days.

(b)                                 Each Contract to which the Company or any of its Subsidiaries is a party or any of its properties or assets (whether tangible or intangible) is subject is a valid and binding agreement of the Company or any of its Subsidiaries enforceable against each of the parties thereto in accordance with its terms, and is in full force and effect with respect to the Company or any of its Subsidiaries and, to the Knowledge of the Company, any other party thereto.  The Company is in compliance with and has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any such Contract, nor to the Knowledge of the Company is any party obligated to the Company or any of its Subsidiaries pursuant to any such Contract subject to any breach, violation or default thereunder, nor does the Company have Knowledge of any event that with the lapse of time, giving of notice or both would constitute such a breach, violation or default by the Company or any of its Subsidiaries or any such other party.  True and complete copies of each Contract disclosed in the Disclosure Schedule or required to be disclosed pursuant to this Section 2.16 (each a “Material Contract” and collectively, the “Material Contracts”) have been delivered or made available to Parent.

(c)                                  The Company and each of its Subsidiaries has fulfilled all material obligations required pursuant to each Contract to have been performed by the Company or any of its Subsidiaries prior to the date hereof, and, without giving effect to the Merger, the Company will fulfill, when due, all of its obligations under the Material Contracts that remain to be performed after the date hereof.

(d)                                 All outstanding indebtedness of the Company or any of its Subsidiaries may be prepaid without penalty.

2.17                           Interested Party Transactions.  No officer, director or other Stockholder of the Company or any of its Subsidiaries (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services, products, technology or Intellectual Property that the Company or any of its Subsidiaries furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to the Company or any of its Subsidiaries, any goods or services, or (iii) a beneficial interest in any Contract to which the

Company or any of its Subsidiaries is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 2.17. There are no agreements, contracts, or commitments with regard to contribution or indemnification between or among any of the Stockholders.  Any indebtedness between any officer, director or other Stockholder of the Company and the Company shall be repaid, forgiven or extinguished prior to the Effective Time.

2.18                           Governmental Authorization.  Each consent, license, permit, grant or other authorization (i) pursuant to which the Company or any of its Subsidiaries currently operates or holds any interest in any of its properties, or (ii) which is required for the operation of the Company’s business as currently conducted or currently contemplated to be conducted or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to the Company or any of its Subsidiaries, as the case may be.  The Company and each of its Subsidiaries is and has been at all times in compliance, in all material respects, with all Company Authorizations.  The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company and its Subsidiaries to operate or conduct its business or hold any interest in its properties or assets.

2.19                           Litigation.  There is no action, suit, claim or proceeding of any nature pending, or to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries, their respective properties (tangible or intangible, including, without limitation, the Leased Real Property) or any of their respective officers or directors in their capacities as such, nor to the Knowledge of the Company is there any reasonable basis therefor.  There is no investigation or other proceeding pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries, any of their respective properties (tangible or intangible, including, without limitation, the Leased Real Property) or any of their respective officers or directors by or before any Governmental Entity in their capacities as such, nor to the Knowledge of the Company is there any reasonable basis therefor.  No Governmental Entity has at any time challenged or questioned the legal right of the Company or any of its Subsidiaries to conduct their respective operations as presently or previously conducted or as currently contemplated to be conducted.  There is no action, suit, claim or proceeding of any nature pending or, to the Knowledge of the Company, threatened, against any Person who has a contractual right or a right pursuant to Delaware Law to indemnification from the Company in connection with such action, suit, claim or proceeding related to facts and circumstances existing prior to the Effective Time, nor are there, to the Knowledge of the Company, any facts or circumstances that would give rise to such an action, suit, claim or proceeding.

2.20                           Minute Books.  The minutes of the Company and each of its Subsidiaries delivered or made available to Parent contain complete and accurate records of all actions taken, and summaries of all meetings held, by the Stockholders, the Board of Directors of the Company and its Subsidiaries (and any committees thereof) since the time of incorporation of the Company and each of its Subsidiaries, as the case may be.  At the Closing, the minute books of the Company and each of its Subsidiaries will be in the possession of the Company.

2.21                           Environmental Matters.

(a)                                  Neither the Company nor any of its Subsidiaries (i) has received any  notice or other communication of any alleged claim, violation of or liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) has disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, distributed, sold or otherwise placed on the market Hazardous Materials or any product containing Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws; (iii) has entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company or any of its Subsidiaries; or (iv) has Knowledge of any fact or circumstance that could involve the Company or any of its Subsidiaries in any environmental litigation or impose upon the Company or any of its Subsidiaries any environmental liability.  The Company and all of its Subsidiaries have been and are in compliance with all Environmental Laws and have delivered or made available to Parent or made available for inspection by Parent and its agents, representatives and employees, all records in the Company’s or any Subsidiary’s possession concerning the Hazardous Materials Activities of the Company or any of its Subsidiaries, including all environmental audits and environmental assessments of any facility owned, leased or used at any time by the Company or any of its Subsidiaries.  There are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by the Company or any of its Subsidiaries such as could give rise to any liability or corrective or remedial obligation of the Company or any of its Subsidiaries under any Environmental Laws.

(b)                                 For the purposes of this Section 2.21, (i) “Environmental Laws” means all federal, state, local and foreign laws and regulations relating to pollution,  protection of the environment, worker health and safety and exposure of any individual to Hazardous Materials, including laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, registration, distribution, labeling, recycling, use, treatment, storage, disposal, transport or handling of Hazardous Materials or any products containing Hazardous Materials, including any Hazardous Materials related electronic waste, product content or product take-back requirements, (ii) “Hazardous Materials” means any chemicals, including substances, emissions or discharges that have been designated as radioactive, toxic, hazardous, a pollutant or contaminant or otherwise a danger to health, reproduction or the environment, including asbestos-containing materials (ACM), and petroleum and petroleum products or any fraction thereof, and (iii) “Hazardous Material Activity” shall mean the transportation, transfer, recycling, disposal, storage, use, labeling, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, without limitation, any payment of waste fees or charges (including so-called electronic waste fees) and compliance with any product take-back or product content requirements.

2.22                           Brokers’ and Finders’ Fees; Third Party Expenses.  Other than as set forth in Section 2.22 of the Disclosure Schedule neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby, nor will Parent or the Surviving LLC incur, directly or indirectly, any such liability based on arrangements made by or on behalf of the Company or any of its Subsidiaries.

2.23                           Employee Benefit Plans and Compensation.

(a)                                  Definitions.  For all purposes of this Agreement, the following terms shall have the following respective meanings:

“CFRA” shall mean the California Family Rights Act of 1993, as amended.

“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement, whether written or unwritten, providing for compensation, severance, change in control pay, termination pay, deferred compensation, performance awards, stock or stock-related awards, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, funded or unfunded, including, but not limited to, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any of its Subsidiaries or any ERISA Affiliate has or may have any liability or obligation and any International Employee Plan.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“DOL” shall mean the United States Department of Labor.

“Employee” shall mean any current or former employee, consultant or director of the Company or any of its Subsidiaries or any ERISA Affiliate.

“Employee Agreement” shall mean each management, employment, severance, consulting, contractor, relocation, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including, any offer letter or any agreement providing for acceleration of Company Options or Company Unvested Common Stock, or any other agreement providing for compensation or benefits) between the Company or any of its Subsidiaries or any ERISA Affiliate and any Employee, whether written or unwritten.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any other Person under common control with the Company or any of its Subsidiaries or that, together with the Company or any of its Subsidiaries, could be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been established, adopted or maintained, or contributed to or required to be contributed to, by the Company or any of its Subsidiaries or any ERISA Affiliate, whether formally or informally or with respect to which the Company or any of its Subsidiaries or any ERISA Affiliate will or may have any liability with respect to Employees who perform services outside the United States.

“IRS” shall mean the United States Internal Revenue Service.

“PBGC” shall mean the United States Pension Benefit Guaranty Corporation.

“Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(b)           Schedule.  Section 2.23(b)(i) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement.  Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has made any plan or commitment: (i) to establish any new Company Employee Plan or Employee Agreement; (ii) to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement); or (iii) to enter into any Company Employee Plan or Employee Agreement. Section 2.23(b)(ii) of the Disclosure Schedule sets forth a table setting forth the name and salary of each employee of the Company, any of its Subsidiaries and any ERISA Affiliate as of the date of this Agreement.  To the Knowledge of the Company, no employee listed on Section 2.23(b)(ii) of the Disclosure Schedule has expressed any intent to terminate his or her employment for any reason.  Section 2.23(b)(iii) of the Disclosure Schedule contains an accurate and complete list of all Persons that have a service, consulting or advisory relationship with the Company or any of its Subsidiaries.

(c)           Documents.  The Company has provided or made available to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iii) if a Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (iv) the most recent summary plan description together with any summary of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (v) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts; (vi) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company; (vii) all correspondence to or from any governmental agency relating to any Company Employee Plan; (viii) all COBRA forms and related notices; (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (x) all nondiscrimination test reports and summaries for each Company Employee Plan for the three most recent plan years; (xi) all registration statements, annual reports and prospectuses prepared in connection with each Company Employee Plan; and (xii) the most recent IRS determination or opinion letter issued, with respect to each Company Employee Plan.

(d)           Employee Plan Compliance.  The Company and each of its Subsidiaries and each ERISA Affiliate has performed in all material respects all obligations required to be performed by them under, is not in default or violation of, and the Company has no Knowledge of any default or violation in any material respect by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance in all material respects with all applicable laws, statutes, orders, rules and regulations, including, but not limited to, ERISA or the Code.  Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code and there has been no event, condition or circumstance that has adversely affected its tax-qualified status.  No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Sections 4975(c)(2) and 4975(d) of the code or Section 408 of

ERISA, has occurred with respect to any Company Employee Plan.  There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan.  Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent, the Company or any of its Subsidiaries or any ERISA Affiliate (other than ordinary administration expenses).  There are no audits, inquiries or proceedings pending or to the Knowledge of the Company threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan.  Neither the Company nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.  The Company and each of its Subsidiaries has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(e)           No Pension Plan or Funded Welfare Plans or MEWAs.  Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to any (i) Pension Plan subject to Title IV of ERISA or Section 412 of the Code, (ii) a “funded welfare plan” within the meaning of Section 419 of the Code, or (iii) a Multiple Employer Welfare Arrangement, as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA), established or maintained for the purpose of offering or providing welfare plan benefits to the employees of two or more employer (including one or more self-employed individuals), or to their beneficiaries.

(f)            No Self-Insured Plan.  Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to any self-insured plan that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).

(g)           Collectively Bargained, Multiemployer and Multiple-Employer Plan.  At no time has the Company or any of its Subsidiaries or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) and 4001(a)(3) of ERISA).  Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.

(h)           Retiree Obligations.  No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has not ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefits, except to the extent required by statute.

(i)            COBRA; FMLA; CFRA; HIPAA.  The Company and each of its Subsidiaries and each ERISA Affiliate has, prior to the Effective Time, substantially complied with COBRA, FMLA, CFRA, HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“Medicare Part D”) and any similar provisions of state law applicable to its Employees.  Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has any unsatisfied obligations to any Employees or qualified beneficiaries pursuant to COBRA, HIPAA, Medicare Part D or any state law governing health care coverage or extension.

(j)            Effect of Transaction.  Except as set forth in Section 2.23(j) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in connection with any other event, including any termination of employment or service) will (i) result in any payment (including severance, golden parachute, bonus or otherwise) becoming due to any Employee (an “Employee Payment”), (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by the Company or any of its Subsidiaries or (iv) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code.

(k)           Parachute Payments.  There is no agreement, plan, arrangement or other contract covering any Employee that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts (other than any agreements, plans, arrangements or other contracts offered by Parent to any Continuing Employee of which the Company is not aware) will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code.  There is no agreement, plan, arrangement or other contract by which the Company or any of its Subsidiaries is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code.  Section 2.23(k) of the Disclosure Schedule lists all persons who the Company reasonably believes are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof.

(l)            Section 409A; Stock Options and Other Equity Awards.

(i)    Section 2.23(l)(i) lists each “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) sponsored or maintained by the Company or any of its Subsidiaries.  Each such nonqualified deferred compensation plan has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code, the final or proposed regulations thereunder, and any other IRS guidance issued with respect thereto.  No deferred compensation plan existing prior to January 1, 2005, which would otherwise not be subject to Section 409A of the Code, has been “materially modified” at any time after October 3, 2004.  No compensation shall be includable in the gross income of any Employee subject to U.S. tax jurisdiction as a result of the operation of Section 409A of the Code with respect to any arrangements or agreements in effect prior to the Effective Time.

(ii)   Each Company Option, stock appreciation right other similar right to acquire Company Common Stock or other equity of the Company (i) has an exercise price that is not less than the fair market value of the underlying equity as of the date such Company Stock Option, stock appreciation right or other similar right was granted (with such “fair market value” determined under Section 422(b)(4) of the Code for each Company Stock Option that qualifies as an “incentive stock option” within the meaning of Section 422(b) of the Code, and such “fair market value” determined under Section 409A and the temporary or final regulations thereunder for each Company Stock Option, stock appreciation right or other similar right not an “incentive stock option” within the meaning of Section 422(b) of the Code, (ii) has no feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Stock Option, stock appreciation right or other similar right, (iii) to the extent it was granted after December 31, 2004, was granted with respect to a class of stock of the Company or any Subsidiary that is “service recipient stock” (within the meaning of Section 409A any the temporary or final regulations or other IRS guidance issued with respect thereto), and (iv) has at all times been properly accounted for in accordance with GAAP in the Company’s audited financial statements provided to Parent.

(m)          Employment Matters.  To the Knowledge of the Company, the Company and each of its Subsidiaries is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and wages and hours, and in each case, with respect to Employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no action, suits, claims or administrative matters pending, or to the Knowledge of the Company threatened or reasonably anticipated against the Company or any of its Subsidiaries or any of its Employees relating to any Employee, Employee Agreement or Company Employee Plan.  There are no pending or to the Knowledge of the Company threatened or reasonably anticipated claims or actions against Company, any of its Subsidiaries, any Company trustee under any worker’s compensation policy or long-term disability plan.  Neither the Company nor any Subsidiary is party to a conciliation agreement, consent decree or other agreement or order with any federal, state, or local agency or governmental authority with respect to employment practices.  The services provided by each of the Company’s and its Subsidiaries’ Employees is terminable at the will of the Company and its Subsidiaries’ and any such termination would result in no liability to the Company or any Subsidiary.  Section 2.23(m) of the Disclosure Schedule lists all liabilities of the Company or any of its Subsidiaries to any Employee, that result from the termination by the Company or any of its Subsidiaries or Parent of such Employee’s employment, a change of control of the Company, or a combination thereof.  Neither the Company nor any of its Subsidiaries has direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee, with respect to any employee leased from another employer or with respect to any person as an exempt employee rather than as a non-exempt employee.

(n)           Labor.  No work stoppage, labor strike, or other labor dispute against the Company or any of its Subsidiaries is pending, or to the Knowledge of the Company, threatened, or reasonably anticipated.  The Company has no Knowledge of any activities or proceedings of any labor union to organize any Employees.  There are no actions, suits, claims, labor disputes or grievances pending or to the Knowledge of the Company threatened or reasonably anticipated relating to any labor matters involving any Employee, including charges of unfair labor practices.  Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act.  Neither the Company nor any of its Subsidiaries is presently, or has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries.  Neither the Company nor any Subsidiary has ever taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plan closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied.  No terminations prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local law.

(o)           No Interference or Conflict.  To the Knowledge of the Company, no Stockholder, director, officer, Employee or consultant of the Company or any of its Subsidiaries is obligated under any contract or agreement, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such person’s efforts to promote the interests of the Company or any of its Subsidiaries or that would interfere with the Company’s or any Subsidiary’s business.  Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as presently conducted or proposed to be conducted nor any activity of such officers, directors, Employees or consultants in connection with the carrying on of the Company’s business as presently conducted or currently proposed to be conducted will, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, Employees, or consultants is now bound.

(p)           International Employee Plan.  Each International Employee Plan has been established, maintained and administered in all material respects in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan.  Furthermore, no International Employee Plan has unfunded liabilities that, as of the Effective Time, will not be offset by insurance or fully accrued.  Except as required by law, no condition exists that would prevent the Company or Parent from terminating or amending any International Employee Plan in accordance with its terms, without material liability to the Company or any Company Subsidiary (other than ordinary administration expenses and payment of accrued benefits).

2.24         Insurance.  Section 2.24 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company or any of its Subsidiaries or any ERISA Affiliate, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies.  There is no claim by the Company or any ERISA Affiliate pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company or any of its Subsidiaries or any ERISA Affiliate has a reason to believe will be denied or disputed by the underwriters of such policies or bonds.  In addition, there is no pending claim of which its total value (inclusive of defense expenses) will exceed the policy limits.  All premiums due and payable under all such policies and bonds have been paid, (or if installment payments are due, will be paid if incurred prior to the Closing Date) and the Company and its Subsidiaries and its ERISA Affiliates are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage).  Such policies and bonds (or other policies and bonds providing substantially similar coverage) have been in effect since two years prior and remain in full force and effect.  The Company has no Knowledge of threatened termination of, or premium increase with respect to, any of such policies.  Neither the Company, nor any of its Subsidiaries nor any affiliate of the Company has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.

2.25         Compliance with Laws.  The Company and each of its Subsidiaries and all assets and properties of the Company and each of its Subsidiaries (including, without limitation, all Leased Real Property) has complied with, is not in violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, Law or regulation except for violations and instances of noncompliance that have been cured and for which the Company has no liability.

2.26         Export Control Laws.  The Company and each of its Subsidiaries has at all times conducted its export transactions in accordance with (i) all applicable International Trade Laws and (ii) all Foreign International Trade Laws.  “International Trade Law” shall mean (a) the Export Administration Regulations

(“EAR”), the Foreign Corrupt Practices Act, the Arms Export Control Act, the International Traffic in Arms Regulations (“ITAR”), the International Emergency Economic Powers Act, the Trading with the Enemy Act, the U.S. Customs laws and regulations, the Foreign Asset Control Regulations, and any regulations or orders issued thereunder.  “Foreign International Trade Law” shall mean foreign statutes, laws and regulations (a) to the extent governing the import or export of commodities, software and/or technology into any country or from any country in which the Company’s business is conducted and the payment of required duties and tariffs in connection with same and (b) to the extent that compliance such laws is permissible under U.S. statutes, laws or regulations.  Without limiting the foregoing:

(a)           The Company and each of its Subsidiaries has obtained all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Entity required pursuant to International Trade Laws and Foreign International Trade Laws for (i) the export and reexport of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”);

(b)           The Company and each of its Subsidiaries is in compliance with the terms of all applicable Export Approvals;

(c)           There are no pending or, to the Company’s Knowledge, threatened claims against the Company or any of its Subsidiaries with respect to such Export Approvals;

(d)           To the Company’s Knowledge, there are no actions, conditions or circumstances pertaining to the Company’s or any Subsidiary’s export transactions that may give rise to any future claims;

(e)           No Export Approvals for the transfer of export licenses to Parent or the Surviving LLC are required, or such Export Approvals can be obtained expeditiously without material cost; and

(f)            Section 2.26(f) of the Disclosure Schedule sets forth the true, complete and accurate export control classifications applicable to the Company Products  and technologies.

2.27         Foreign Corrupt Practices Act.  Neither the Company nor any of its Subsidiaries (including any of their respective officers, directors, agents, employees or other Person associated with or acting on their behalf) has, directly or indirectly, taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, (the “FCPA”) or any rules or regulations thereunder, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.  The Company and its Subsidiaries have properly recorded and accounted for any payments for which improper reporting could create a violation under the FCPA or other applicable law.

2.28         Warranties; Indemnities.  Except for the warranties and indemnities contained in those contracts and agreements set forth in Section 2.15(l) of the Disclosure Schedule and warranties implied by law, neither the Company nor any of its Subsidiaries has given any warranties or indemnities relating to Company Products.

2.29         Substantial Customers and Suppliers.

(a)           Section 2.29(a) of the Disclosure Schedule lists, for each of the 50 largest customers of the Company and its Subsidiaries on the basis of revenues collected or accrued for the 18-month period ending on the Balance Sheet Date, revenues collected or accrued during such period.

(b)           Section 2.29(b) of the Disclosure Schedule lists the 25 largest suppliers of the Company and its Subsidiaries on the basis of cost of goods or services purchased for the twelve month period ending on the Current Balance Sheet Date.

(c)           Except as set forth in Section 2.29(c) of the Disclosure Schedule, no customer or supplier has (i) ceased or materially reduced its purchases from or sales or provision of services to the Company or any of its Subsidiaries since the beginning of such twelve month period, (ii) to the Knowledge of the Company, threatened to cease or materially reduce such purchases or sales or provision of services or (iii) to the Knowledge of the Company been threatened with bankruptcy or insolvency.

2.30         Complete Copies of Materials.  The Company has delivered true and complete copies of each document (or summaries of same) that has been requested by Parent or its counsel, including all Contracts and other documents listed on the Disclosure Schedule.

2.31         Representations Complete.  The representations and warranties made by the Company (as modified by the Disclosure Schedule) in this Agreement and in any exhibit, schedule or certificate furnished by the Company pursuant to this Agreement contain no untrue statements of a material fact.

2.32         Information Statement.  The information furnished by the Company about the Company on or in any document mailed, delivered or otherwise furnished to Stockholders by the Company in connection with the solicitation of their consent to this Agreement and the Merger and the other matters contemplated by Section 5.7 hereof, will not contain, as of the date such document is mailed, delivered or otherwise furnished, any untrue statement of a material fact and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT, SUB AND NEWLLC

Each of Parent, Sub and NewLLC hereby represents and warrants to the Company that on the date hereof and as of the Effective Time, as though made at the Effective Time, as follows:

3.1           Organization and Standing.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  NewLLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each of Parent, Sub and NewLLC has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would have a Parent Material Adverse Effect.

3.2           Authority.  Each of Parent, Sub and NewLLC has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by each of Parent, Sub and NewLLC of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent, Sub and NewLLC.  This Agreement and any Related Agreements to which Parent, Sub and NewLLC are parties have been duly executed and delivered by Parent, Sub and NewLLC and constitute the valid and binding obligations of Parent, Sub and NewLLC, enforceable against each of Parent, Sub and NewLLC in accordance with their terms.

3.3           No Conflict; Required Filings and Consents.

(a)           The execution and delivery by Parent, Sub and NewLLC of this Agreement and each of the other Related Agreements to which such Person is a party do not, and the performance of this Agreement and each of the other Related Agreements to which such Person is a party by Parent, Sub and NewLLC will not, (i) conflict with or violate the certificate of incorporation or bylaws of Parent or the certificate of incorporation or bylaws of Sub, or (ii) conflict with or violate in any material respect any Law or Order in each case applicable to Parent, Sub or NewLLC or by which its or any of their respective properties, rights or assets is bound or affected.

(b)           The execution and delivery by Parent, Sub and NewLLC of this Agreement do not, and the performance by Parent, Sub and NewLLC of this Agreement shall not, require Parent, Sub and NewLLC to obtain the approval of, observe any waiting period imposed by, or make any filing with or notification to, any Person or Governmental Entity, except for the filing of the Certificates of Merger in accordance with Delaware law, compliance with applicable requirements of the Securities Act and compliance with any applicable foreign or state securities or “blue sky” laws, such Approvals as have already been obtained and such approvals as would not have a Parent Material Adverse Effect.

3.4           Parent Common Stock.  The Parent Common Stock which constitutes the Stock Consideration has been duly authorized, and upon consummation of the transactions contemplated by this Agreement, will be validly issued, fully paid and nonassessable.

3.5           SEC Documents; Parent Financial Statements.  A true and complete copy of each annual, quarterly and other report, registration statement, and definitive proxy statement filed by Parent with the SEC since January 1, 2007 and prior to the date hereof (the “Parent SEC Documents”) is available on the Web site maintained by the SEC at http://www.sec.gov, other than portions in respect of which confidential treatment was granted by the SEC.  Since January 1, 2007, Parent has filed in a timely manner all documents, including the Parent SEC Documents, that Parent was required to file with the SEC pursuant to the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder.  As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained on their filing dates any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Document.  The financial statements of Parent included in the Parent SEC Documents (the “Parent Financial Statements”) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto, except in the case of pro forma statements, or, in the case of unaudited financial statements, except as permitted under Form 10-Q under the Exchange

Act) and fairly presented the consolidated financial position of Parent and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of Parent’s operations and cash flows for the periods indicated (subject to, in the case of unaudited statements, normal and recurring year-end audit adjustments).

3.6           Cash Resources.  Parent has sufficient cash resources to pay the Merger Cash.

3.7           Brokers’ and Finders’ Fees.  Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby, nor will the Company incur, directly or indirectly, any such liability based on arrangements made by or on behalf of Parent.

3.8           Authorized Capital Stock.  The authorized capital stock of Parent consists of (a) 120,000,000 shares of common stock, par value $0.01 per share, of which, as of September 2, 2008, 26,889,782 shares were outstanding, and (b) 2,000,000 shares of preferred stock, par value $0.01, none of which, as of the date of this Agreement, were outstanding.  Except as described in Parent’s SEC documents or as contemplated by this Agreement, there are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which the Company is or may be obligated to issue any equity securities of any kind.

3.9           Litigation.  Except as disclosed in the SEC Documents, there are no actions, suits proceedings or investigations pending or, to Parent’s knowledge, threatened against Parent or any of its properties before or by any court or arbitrator or any governmental body, agency or official in which there is a reasonable likelihood (in the judgment of Parent) of an adverse decision that is reasonably likely to impair the ability of Parent to perform in any material respect its obligations under this Agreement or any Related Agreement to which Parent is a party.

3.10         NASDAQ Compliance.  Parent’s common stock is registered pursuant to Section 12(g) of the Exchange Act and is listed on The Nasdaq Stock Market, Inc. Global Market (the “Nasdaq Global Market”), and Parent has taken no action designed to, or likely to have the effect of, terminating the registration of the common stock under the Exchange Act or de-listing Parent’s common stock from the Nasdaq Global Market, nor has Parent received any notification that the SEC or the Financial Industry Regulatory Authority is contemplating terminating such registration or listing.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1           Conduct of Business of the Company.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees to conduct the business of Company, except to the extent that Parent shall otherwise consent in writing in accordance with Section 4.3 hereof, in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the debts and Taxes of the Company when due (subject to Parent’s review of the filing of any Tax Return, as set forth in Section 4.1(e) below), to pay or perform other obligations when due, and, to the extent consistent with such business, to preserve intact the present business organizations of the Company, keep available the services of the present officers and Employees of the Company and preserve the relationships of the Company with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing business of the Company at the Effective Time. The Company shall promptly notify Parent of any event or occurrence or emergency not in the ordinary course of business of the Company and any material event involving the Company that arises during the period from the date of this Agreement and continuing until the earlier of the termination date of this Agreement or the Effective Time.  For purposes of this Section 4.1, “in the aggregate” shall refer to a series of related transactions with a single party or group of related parties.  Except as expressly contemplated by this Agreement and except as expressly set forth in Section 4.1 of the Disclosure Schedule, the Company shall not, without the prior written consent of Parent in accordance with Section 4.3 hereof:

(a)           cause or permit any modifications, amendments or changes to the Charter Documents;

(b)           undertake any expenditure, transaction or commitment exceeding $50,000 individually or $100,000 in the aggregate or any commitment or transaction of the type described in Section 2.13 hereof;

(c)           pay, discharge, waive or satisfy, in an amount in excess of $50,000 in any one case, or $100,000 in the aggregate, any claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Current Balance Sheet;

(d)           adopt or change accounting methods or practices (including any change in depreciation or amortization policies or rates) other than as required by GAAP;

(e)           make or change any material Tax election, adopt or change any Tax accounting method, enter into any closing agreement in respect to Taxes, settle any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment or file any material Return or any amended Return unless a copy of such Return has been delivered to Parent for review a reasonable time prior to filing;

(f)            revalue any of its assets (whether tangible or intangible), including writing down the value of inventory or writing off notes or accounts receivable;

(g)           declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, or split, combine or reclassify any Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or directly or indirectly repurchase, redeem or otherwise acquire any shares of Company Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable for Company Common Stock) except for the Option Repurchases;

(h)           increase or otherwise change the salary or other compensation payable or to become payable to any officer, director, employee, consultant or advisor, or make any declaration, payment or commitment or obligation of any kind for the payment (whether in cash, equity or other property) of a severance payment, change of control payment, termination payment, bonus or other additional salary or compensation to any such person (except pursuant to written agreements outstanding on the date of this Agreement and disclosed or made available to Purchaser);

(i)            sell, lease, license or otherwise dispose of or grant any security interest in any of its properties or assets, including the sale of any accounts receivable of the Company, except properties or assets (whether tangible or intangible) which are not Intellectual Property and only in the ordinary course of business and consistent with past practice;

(j)            make any loan to any Person or purchase debt securities of any Person or amend the terms of any outstanding loan agreement, except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practices;

(k)           incur any indebtedness for borrowed money, amend the terms of any outstanding loan agreement, guarantee any indebtedness for borrowed money of any Person, issue or sell any debt securities or guarantee any debt securities of any Person;

(l)            waive or release any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company;

(m)          commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation by or against the Company or relating to any of its businesses, properties or assets;

(n)           issue, grant, deliver or sell or authorize or propose or contract for the issuance, grant, delivery or sale of, or purchase or propose or contract for the purchase of, any Company Capital Stock or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating any of them to issue or purchase any such shares or other convertible securities, except for the issuance of Company Capital Stock pursuant to the exercise of outstanding Company Options and Company Warrants or the conversion of Company Preferred Stock;

(o)           (i) sell, lease, license or transfer to any Person any rights to any Company Intellectual Property or enter into any agreement or modify or amend any existing agreement with respect to any Company Intellectual Property with any Person or with respect to any Intellectual Property or Intellectual Property Rights of any Person except in the ordinary course of business consistent with past practice, (ii) purchase or license any Intellectual Property or Intellectual Property Rights or enter into any agreement or modify or amend any existing agreement with respect to the Intellectual Property or Intellectual Property Rights of any Person, or (iii) enter into any agreement or modify or amend any existing agreement with respect to the development of any Intellectual Property or Intellectual Property Rights with a third party;

(p)           enter into or amend any Contract pursuant to which any other party is granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any Company Products;

(q)           enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any Lease Agreements, or waive any term or condition thereof or grant any consents thereunder; or make any material changes in the construction or condition of any such property;

(r)            terminate, amend or otherwise modify (or agree to do so), or violate the terms of, any of the Contracts set forth or described in the Disclosure Schedule;

(s)           acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material or any equity securities, individually or in the aggregate, to the business of the Company;

(t)            grant any right of severance, change of control or termination pay (whether payable in cash, equity or otherwise) to any Employee, except pursuant to written agreements outstanding on the date hereof and as previously made available to Parent, or adopt any new severance plan, or amend or modify or alter in any respect any severance plan, agreement or arrangement existing on the date hereof;

(u)           except as specifically permitted by this Agreement, adopt, amend or terminate any employee benefit plan, policy or arrangement, or employee stock purchase or stock option plan, or enter into any employment contract (other than offer letters and letter agreements entered into, in the ordinary course of business and consistent with past practice, with newly hired employees who are terminable “at will” or, in the case of U.K. employees only, upon no more than one month’s contractual notice and who are not officers of the Company) or collective bargaining agreement, pay any special bonus or special remuneration (whether payable in cash, equity or otherwise) to any Employee, or increase the salaries or wage rates or fringe benefits (whether payable in cash, equity or otherwise) (including rights to severance or indemnification) of its Employees, except pursuant to agreements outstanding on the date hereof that have previously been disclosed in writing to Parent;

(v)           enter into any strategic alliance, joint venture, affiliate agreement or joint marketing arrangement or agreement;

(w)          waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock or any other equity or similar incentive awards (including without limitation any long term incentive awards), or reprice stock options (through amendment, exchange or otherwise) or authorize cash payments or new equity awards in exchange for any stock options;

(x)            hire, offer to hire or terminate any officer, or encourage or otherwise cause any officer to resign from the Company;

(y)           promote, demote, terminate or otherwise change the employment status or titles of any employee;

(z)            alter, or enter into any commitment to alter, its interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;

(aa)         cancel, amend or renew any insurance policy; or

(bb)         take, commit, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through 4.1(aa) hereof, or any other action that would (i) prevent the Company from performing, or cause the Company not to perform, its covenants or agreements hereunder or (ii) cause or result in any of its respective representations and warranties contained herein being untrue or incorrect.

4.2           No Solicitation.

(a)           Until the earlier of (i) the Effective Time or (ii) the date of termination of this Agreement pursuant to the provisions of Section 8.1 hereof, the Company shall not (nor shall the Company permit, as applicable, any of its officers, directors, employees, Stockholders, agents, representatives or affiliates to), directly or indirectly, take any of the following actions with any party other than Parent and its designees: (A) solicit, encourage, seek, entertain, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any material part of the business, properties or technologies of the Company, or any amount of the Company Capital Stock (whether or not outstanding), whether by merger, purchase of assets, tender offer, license or otherwise, or effect any such transaction (any such offer, proposal or inquiry, an “Acquisition Proposal”), (B) disclose any information not customarily disclosed to any Person concerning the business, technologies or properties of the Company, or afford to any Person access to its properties, technologies, books or records, not customarily afforded such access, (C) assist or cooperate with any Person in connection with an Acquisition Proposal, other than with respect to the purchase of inventory in the ordinary course of business or (D) enter into any agreement with any person relating to an Acquisition Proposal.  The Company shall immediately cease and cause to be terminated any such negotiations, discussion or agreements (other than with Parent) that are the subject matter of clause (A), (B), (C) or (D) above.

(b)           The Company shall notify Parent promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or modification of or amendment to any Acquisition Proposal, or request for nonpublic information relating to the Company or for access to the properties, books or records of the Company, or notice by any Person that it is considering making, or has made, an Acquisition Proposal.  Such notice to Parent shall be made orally and in writing and shall indicate (1) the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the books and records of the Company and (2) the terms of the Acquisition Proposal (to the extent disclosure of the terms of such Acquisition Proposal does not breach any non-disclosure agreement existing prior to the date hereof).  In no event will the Company accept any Acquisition Proposal prior to the Expiration Date.  The Company shall indemnify Parent, its representatives and agents from and against any claims by any party to an Acquisition Proposal based upon or arising out of the discussion or consummation of the transactions contemplated by this Agreement.

(c)           The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 4.2 were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 4.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, agent, representative or affiliate of Company shall be deemed to be a breach of this Agreement by Company.

4.3           Procedures for Requesting Parent Consent.  If the Company desires to take an action which would be prohibited pursuant to Section 4.1 or 2.10 hereof without the written consent of Parent, prior to taking such action the Company may request such written consent by sending an e-mail or facsimile to each of the following individuals:

Randall Cook

600 Townsend Street

San Francisco, CA 94103

Telephone: (415) 645-1173

Facsimile: (415) 556-0626

E-mail address: rcook@advent.com

James Cox

600 Townsend Street

San Francisco, CA 94103

Telephone: (415) 645-1302

Facsimile: (415) 556-0626

Email address: jcox@advent.com

ARTICLE V

ADDITIONAL AGREEMENTS

5.1           Access to Information.  The Company shall afford Parent and its accountants, counsel and other representatives reasonable access during the period from the date hereof through the Effective Time to (i) all of the properties (including for the performance of environmental tests or investigations as Parent may desire), books, contracts, commitments and records of the Company, including all Company Intellectual Property (including access to design processes and methodologies and all source code, provided that each individual reviewing source code will enter into a nondisclosure agreement with the Company in a form reasonably acceptable to the Company), (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company as Parent may reasonably request, and (iii) all Employees of the Company as identified by Parent.  The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request.  Parent will provide the Company with copies of such publicly available information about Parent as the Company may reasonably request.  No information or knowledge obtained in any investigation pursuant to this Section 5.1 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof.

5.2           Confidentiality.  Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 5.1 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Nondisclosure Agreement (Mutual) dated March 17, 2008 (the “Nondisclosure Agreement”), between the Company and Parent.  Parent and the Company agree that such information will constitute “Confidential Information” as contemplated by the Nondisclosure Agreement, notwithstanding any failure (i) to specifically designate such information as “Confidential,” “Proprietary” or some similar designation and (ii) to confirm in writing that information communicated orally is “Confidential Information.”

5.3           Public Disclosure.  Neither Parent nor the Company (nor any of their respective representatives) shall issue any statement or communication to any third party (other than their agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of the other, except that this restriction shall be subject to Parent’s obligation to comply with applicable securities laws and the rules of The Nasdaq Stock Market.

5.4           Reasonable Efforts.  Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to cause all conditions to the obligations of the other parties hereto to effect the Mergers to occur, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided, however, that Parent shall not be required to agree to (x) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Parent, its subsidiaries or affiliates or of the Company, (y) the imposition of any limitation on the ability of Parent, its subsidiaries or affiliates or the Company to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the business of the Company, or (z) the imposition of any impediment on Parent, its subsidiaries or affiliates or the Company under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices (any such action described in (x), (y) or (z), an “Action of Divestiture”).  Nothing herein shall require any party to litigate with any Governmental Entity.

5.5           Notification of Certain Matters.  The Company shall give prompt notice to Parent of (i) the occurrence or non-occurrence of any event, which occurrence or non-occurrence is likely to cause the condition set forth in Section 6.2(a) to not be satisfied, and (ii) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.5 shall not (a) limit or otherwise affect any remedies available to the party receiving such notice or (b) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by the Company pursuant to this Section 5.5 shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

5.6           Additional Documents and Further Assurances.  Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary for effecting completely the consummation of the Merger and the transactions contemplated hereby.

5.7           Stockholder Approval; Fairness Hearing.

(a)           Promptly following the execution of this Agreement, the Company shall submit the Support Stockholder Written Consent to the Company Support Stockholders for their execution.  The Company Support Stockholders shall continue to constitute at least a majority of the voting power of the outstanding shares of Company Capital Stock, voting together as a single-class (on an as-converted to Company Common Stock basis).

(b)           As soon as reasonably practicable (and in any event within three (3) Business Days) after the date hereof, the Company shall deliver to each holder of Company Capital Stock and holder of

Company Options, a stockholder questionnaire (the “Stockholder Questionnaire”).  The Company shall use commercially reasonable efforts to cause each recipient of a Stockholder Questionnaire to deliver to the Company a signed Stockholder Questionnaire as soon as practicable.  The Company shall promptly deliver to Parent all completed Stockholder Questionnaires received by the Company.

(c)           The Company shall deliver to Parent all information it reasonably requests regarding the Option Repurchases, the capitalization of the Company and the holders of Company Capital Stock and Company Options.

(d)           Following receipt of the information described in Section 5.7(c), Parent shall notify the Company (the date of such notification, the “Notification Date”) whether it is satisfied in its sole discretion, after consultation with counsel, that the Private Placement Condition (as defined in Section 6.2(g)) is likely to be satisfied.  If Parent is not satisfied in its sole discretion, after consultation with counsel, that the Private Placement Condition is likely to be satisfied, then Parent and the Company shall take the actions set forth in Section 5.7(e) (and Section 5.7(f) shall be inapplicable).  If Parent is satisfied in its sole discretion that the Private Placement Condition is likely to be satisfied, then Parent’s notice to the Company shall be deemed a “Private Placement Notice” and Parent and the Company shall take the actions set forth in Section 5.7(f) (and Section 5.7(e) shall be inapplicable).  Notwithstanding anything to the contrary in this Agreement, the Company shall not, nor shall the Company permit any of its officers, directors, employees, Stockholders, agents, representatives or affiliates to, directly or indirectly engage or participate in any activities that reasonably could be deemed to have the effect of soliciting Stockholders with respect to the offer and issuance of the shares of Parent Common Stock to be received by the holders of Company Capital Stock in the Merger or the approval of the Stockholders to the Merger and the other transactions hereby until after the Notification Date and then only pursuant to this Section 5.7, except to the extent such solicitation would not adversely affect the ability of Parent to issue the shares of Parent Common Stock in the Merger pursuant to a registration statement or pursuant to an exemption from registration under Section 4(2) or Section 3(a)(10) of the Securities Act.

(e)           Subject to Section 5.7(d), as soon as reasonably practicable following a request by Parent (which request may be made prior to the Notification Date), Parent shall, with the cooperation of the Company, prepare the necessary documents and Parent shall apply to obtain a permit (a “California Permit”) from the Commissioner of Corporations of the State of California (after a hearing before such Commissioner) pursuant to Sections 25121 and 25142 of the California Corporate Securities Law of 1968 (the “Fairness Hearing Law”), so that the issuance of Parent Common Stock in the Merger shall be exempt from registration under the Securities Act, by virtue of the exemption provided by Section 3(a)(10) thereof, and the Company shall prepare, with the cooperation of Parent, a related information statement or other disclosure document (the “Permit Information Statement”).

(i)    The Permit Information Statement shall constitute a disclosure document for the offer and issuance of the shares of Parent Common Stock to be received by the holders of Company Capital Stock in the Merger.  The Company shall cooperate with, and provide information to, Parent in connection with Parent’s application for the California Permit.  The Company and Parent will respond to any comments from the California Department of Corporations and work together in good faith to use their commercially reasonable efforts to have the California Permit granted as soon as practicable after such filing.  Each of Parent and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate under the Fairness Hearing Law for inclusion in the Permit

Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in preparation of the Permit Information Statement.

(ii)   As promptly as practicable after the Notification Date (or earlier, if requested by Parent), Parent and the Company shall prepare and make such filings as are required under applicable blue sky laws relating to the transactions contemplated by this Agreement.  The Company shall assist Parent as may be necessary to comply with the securities and blue sky laws relating to the transactions contemplated by this Agreement.

(iii)  As promptly as practicable after the receipt of a California Permit, but in no event longer than two (2) Business Days from the receipt of a California Permit, the Company shall submit to the Stockholders (other than the Company Support Stockholders) for approval and adoption as provided by Delaware Law and the Charter Documents this Agreement and the transactions contemplated hereby; provided, such submission, and any proxy or consent in connection therewith shall specify that adoption of this Agreement shall constitute approval by the Stockholders (other than the Company Support Stockholders) of: (x) the escrow and indemnification obligations of the Stockholders set forth in Article VII hereof and the deposit of the Escrow Amount into the Escrow Fund as contemplated by Section 1.9(b) hereof and (y) in favor of the appointment of Robert E. Richards, Jr. as Stockholder Representative, under and as defined in this Agreement.

(iv)  In the event that, after working in good faith and with commercially reasonable efforts to obtain the California Permit, Parent reasonably determines that it is not able to receive the California Permit under terms that permit the timely close of the transactions contemplated by this Agreement, Parent shall issue to the Company a notice that it is abandoning the process and may abandon the application for the California Permit, in which case Parent shall file a registration statement on Form S-4 to register the initial issuance of the shares of Parent Common Stock as a primary offering of securities.  Such notice will be termed an “Abandonment Notice.”

(f)            Subject to Section 5.7(d), as soon as reasonably practicable following request by Parent (which request may be made prior to the Notification Date), the Company shall prepare, with the cooperation of Parent, an information statement including information regarding the Company, the terms of the Merger and this Agreement and the unanimous recommendation of the Board of Directors in favor of the Merger, this Agreement and the transactions contemplated hereby (the “Written Consent Information Statement”).  The Written Consent Information Statement shall constitute a disclosure document for the offer and issuance of the shares of Parent Common Stock to be received by the holders of Company Capital Stock in the Merger.  Each of Parent and the Company shall use its reasonable commercial efforts so that the Information Statement will comply with applicable federal and state securities laws, including Regulation D promulgated under the Securities Act.  Promptly following the completion of the Information Statement (but in no event prior to the Notification Date), the Company shall provide to each Stockholder a copy of the Written Consent Information Statement, and submit this Agreement and the transactions contemplated hereby for approval and adoption by written consent as provided by Delaware Law and the Charter Documents; provided, such submission, and any proxy or consent in connection therewith (1) shall include a solicitation of Requisite Stockholder Vote and (2) shall specify that adoption of this Agreement shall constitute approval by the Stockholders of: (x) the escrow and indemnification obligations of the Stockholders set forth in Article VII hereof and the deposit of the Escrow Amount into the Escrow Fund as contemplated by Section 1.9(b) hereof and (y) in favor of the appointment of Robert E. Richards, Jr. as Stockholder Representative, under and as defined in this Agreement.

(g)           Any materials to be submitted to the Stockholders in connection with the solicitation of their approval of the Merger and this Agreement, including the Permit Information Statement or the Written Consent Information Statement, as applicable (the “Soliciting Materials”), shall be subject to reasonable review and approval by Parent.  The Company and Parent will promptly advise the other in writing if at any time prior to the Closing the Company or Parent, as the case may be, shall obtain knowledge of any facts that make it reasonably necessary or appropriate to amend or supplement the Soliciting Materials in order to make statements contained or incorporated by reference therein not misleading or to comply with applicable law.

(h)           The Board of Directors of the Company shall not alter, modify, change or revoke its unanimous approval of the Merger, this Agreement and the transactions contemplated hereby and its unanimous recommendation to the Stockholders to vote in favor of the principal terms of this Agreement, the Merger and the transactions contemplated by this Agreement.

5.8           Merger Notification.

(a)           To the extent applicable, as soon as may be reasonably practicable, the Company and Parent (and any applicable Stockholder of the Company) shall make all filings, notices, petitions, statements, registrations and submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Mergers and the transactions contemplated hereby, including: (i) Notification and Report Forms with the FTC and DOJ as required by the HSR Act and (ii) any filings required by the merger notification or control laws or regulations of any other applicable jurisdictions.  Each of Parent and the Company shall cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.8 to comply in all material respects with applicable law.

(b)           The Company and Parent (and/or any applicable Stockholder of the Company) each shall promptly (a) supply the others with any information which reasonably may be required in order to effectuate the filings contemplated by Section 5.8(a) and (b) supply any additional information which reasonably may be required by the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate.  Except where prohibited by applicable law, the Company shall consult with Parent prior to taking a position with respect to any such filings, shall permit Parent to review and discuss in advance, and consider in good faith the views of Parent in connection with, any analyses, appearances, presentations, memoranda, briefs, white papers, other materials, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby, coordinate with Parent in preparing and providing such information and promptly provide Parent (and its counsel) copies of all filings, presentations and submissions (and a summary of oral presentations) made by the Company with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.  Parent shall have principal control over the strategy for interacting with such Governmental Entities in connection with the matters contained in this Section 5.8.

(c)           Each of Parent and the Company shall notify the other promptly upon the receipt of (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all materials respect with, applicable law.  Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.8(a), Parent or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

5.9           Notice to Holders of Company Options and Company Unvested Common Stock.  Prior to the Effective Time, the Company shall take all actions necessary to effect the transactions anticipated by Section 1.6(c) under all Company Option agreements, all agreements related to Company Unvested Common Stock and any other plan or arrangement of the Company (whether written or oral, formal or informal), including delivering all required notices and obtaining any required consents.  All material communications made by the Company under this Section 5.9 shall be subject to the review and prompt approval of Parent.

Any materials to be submitted to the holders of Company Options in connection with the notice required under this Section 5.9 shall be subject to review and reasonable approval by Parent, which approval will not be delayed, withheld or conditioned.

5.10         Consents.  The Required Consents shall be in a form reasonably acceptable to Parent.  The Company shall be responsible for making all payments required to obtain the Required Consents.

5.11         Restrictions on Transfer.  All certificates representing Parent Common Stock deliverable to any Stockholder of the Company pursuant to this Agreement and in connection with the First Merger and any certificates subsequently issued with respect thereto or in substitution therefor (including any shares issued or issuable in respect of any such shares upon any stock split, stock dividend, recapitalization, or similar event) shall bear any legend required by Delaware Law or such as are required pursuant to any federal, state, local or foreign law governing such securities.

5.12         Reporting Requirements.  With a view to making available the benefits of certain rules and regulations of the SEC that may at any time permit the sale of the Parent Common Stock issuable to the Stockholders pursuant to the terms of this Agreement to the public without registration, Parent agrees to use its commercially reasonable best efforts to (i) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, (ii) file with the SEC in a timely manner all reports and other documents required of Parent under the Securities Act and the Exchange Act and (iii) so long as any Stockholder holds shares of Parent Common Stock issued pursuant to the terms of this Agreement, to furnish to any such Stockholder upon request a written statement by Parent as to whether it is in compliance with the reporting requirements of Rule 144, the Securities Act and the Exchange Act.  The recipients of Parent Common Stock shall be intended third party beneficiaries of this Section 5.12.  Parent’s obligations under this Section 5.12 shall terminate on the one year anniversary of the Closing Date.

5.13         New Employment Benefits.

(a)           Continuing Employees shall be eligible to receive employee benefits under the Parent employee benefit plans (each a “Parent Employee Plan” and collectively the “Parent Employee Plans”) on the substantially the same basis as similarly situated active employees of the Parent and its subsidiaries; provided that nothing herein is intended to result in a duplication of benefits.  For purposes of determining eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual) under any Parent Employee Plan (other than a defined benefit plan) and to the extent feasible under Parent’s Employee Plans and permitted by applicable law, Parent shall provide that the Continuing Employees shall receive service credit under each Parent Employee Plan (other than a defined benefit plan) for their period of service with the Company and its ERISA Affiliates and predecessors prior to the Closing, except where doing so would cause a duplication of benefits. To the extent permitted by applicable law and the terms of the Parent Employee Plan, Parent shall use commercially reasonable efforts to waive all limitations as to preexisting conditions exclusions (or actively at work or similar limitations), evidence of insurability requirements and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any medical, dental and vision plans that such employees may be eligible to participate in after the Closing Date (except to the extent such exclusions or requirements were applicable under the corresponding Company Employee Plan in effect immediately prior to the Closing). Parent shall also use commercially reasonable efforts to provide Continuing Employees and their eligible dependents with credit for any co-payments, deductibles and offsets (or similar payments) made under the Company’s Employee Plans for the year in which the Closing occurs under Parent’s medical, dental and vision plans for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any Parent Employee Plan in the year in which the Closing occurs.

(b)           Parent may offer certain Employees “at-will” employment by Parent and/or a subsidiary of Parent whether as a Continuing Employee or otherwise, to be effective as of the Closing Date, upon proof of a legal right to work in the United States.  Such “at-will” employment will: (i) be set forth in offer letters in Parent’s standard form, (ii) be subject to and in compliance with Parent’s applicable policies and procedures, including employment background checks and the execution of Parent’s employee proprietary information agreement, governing employment conduct and performance, (iii) have terms, including the position and salary, which will be determined by Parent, and (iv) supersede any prior express or implied employment agreements, arrangements, representations, or offer letter in effect prior to the Closing Date.

5.14         Termination of Certain Company Employee Plans.  Effective as of no later than the day immediately preceding the Closing Date, each of the Company and any ERISA Affiliate (as such term is defined in Section 2.23 hereof) shall terminate any and all group severance, salary continuation and separation programs (each, a “Severance Plan”) and all Company Employee Plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”) (unless Parent provides written notice to the Company that one or more of such Severance Plans and 401(k) Plans shall not be terminated).  Unless Parent provides such written notice to the Company, no later than five (5) Business Days prior to the Closing Date, the Company shall provide Parent with evidence that such Severance Plan(s) and 401(k) Plan(s) have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of the Company or such ERISA Affiliate, as the case may be.  The form and substance of such resolutions shall be subject to review and approval of Parent.  The Company also shall take such other actions in furtherance of terminating such Severance Plan(s) and 401(k) Plan(s) as Parent may reasonably require.  In the event that termination of any 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees (such charges or fees, the “401(k) Fees”) then such 401(k) Fees shall be the responsibility of the Company and the Company shall take such actions as are necessary to reasonably estimate the amount of such 401(k) Fees and provide such estimate in writing to Parent no later than fifteen (15) calendar days prior to the Closing Date.  The Company shall pay all 401(k) Fees prior to Closing.

5.15         Expenses.  Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, including without limitation all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions this Agreement and the transactions contemplated hereby (“Third Party Expenses”), shall be the obligation of the respective party incurring such fees and expenses.  At least three (3) Business Days prior to the Closing Date, the Company shall provide Parent with a statement of Estimated Third Party Expenses as of the Closing Date, such statement showing detail of both previously paid and currently unpaid Third Party Expenses incurred by the Company, as well as the Third Party Expenses that are expected to be incurred by the Company in connection with this Agreement and the transactions contemplated hereby, all in form reasonably acceptable to Parent and certified as true and correct by the Company’s Chief Operating Officer (the “Statement of Expenses and Adjustments”).   The Statement of

Expenses and Adjustments shall also include the amount of Company Indebtedness and the amount of Loan Repayments as of the Closing.

5.16         Spreadsheet.  The Company shall deliver to Parent and the Exchange Agent three (3) Business Days prior to the Closing Date a spreadsheet (the “Spreadsheet”), which spreadsheet shall be certified as complete and correct by the Chief Executive Officer and Chief Operating Officer of the Company as of the Closing and which shall include, among other things, as of the Closing: (i) the Option Repurchase Amounts and Option and Warrant Exercise Proceeds and (ii) with respect to each Stockholder, (a) such Person’s address, (b) the number of shares of Company Capital Stock held by such Person (including whether such shares are Company Common Stock, Company Series A Preferred Stock and the Company Series B Preferred Stock), (c) the respective certificate number(s) representing such shares, (d) whether such shares constitute Company Unvested Common Stock (including, for each certificate, the number of shares that are vested as of the Closing), (e) the conversion ratio applicable to each share of Company Preferred Stock, (f) the date of acquisition of such shares, (g) the Pro Rata Portion applicable to such Person, (h) the number of shares of Parent Common Stock to be issued and amount of cash to be paid to each holder pursuant to Section 1.6, (i) the number of Parent Shares and amount of cash, if any, to be paid by the Stockholder in settlement of tax withholding obligations pursuant to Section 1.6(e) and outstanding Stockholder loans pursuant to Section 1.6(f), and (j) such other information relevant thereto or which the Exchange Agent may reasonably request.

5.17         Indemnification and Related Obligations.  Until the sixth anniversary of the Effective Time, Parent shall and shall cause its subsidiaries to fulfill and honor in all respects the indemnification provisions relating to directors and officers of the Company contained in the certificate of incorporation and bylaws of the Company or any of its subsidiaries as in effect on the date of this Agreement.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1           Conditions to Obligations of Each Party to Effect the First Merger.  The respective obligations of the Company, Parent and Sub to effect the First Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a)           No Order; Injunctions; Restraints; Illegality.  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger.

(b)           Regulatory Approvals/HSR Act.  If applicable, all waiting periods under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby have been obtained.

6.2           Conditions to the Obligations of Parent, Sub and NewLLC.  The obligations of Parent and Sub to effect the First Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent, Sub and NewLLC:

(a)           Representations, Warranties and Covenants.  (i) The representations and warranties of the Company in this Agreement (other than the representations and warranties of the Company as of a specified date, which shall be true and correct in all material respects as of such date, without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) shall have been true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) on the date they were made and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date, and (ii) the Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by the Company as of the Closing.

(b)           No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

(c)           Stockholder Approval.  Stockholders constituting the Requisite Stockholder Vote shall have approved this Agreement, the Certificate of Merger, the Merger, and the transactions contemplated hereby and thereby, including the appointment of the Stockholder Representative and the deposit of the Escrow Amount into the Escrow Fund.

(d)           Unanimous Board Approval.  The Board of Directors of the Company shall have unanimously approved this Agreement, the Merger, and the transactions contemplated hereby and thereby, which unanimous approval shall not have been altered, modified, changed or revoked.

(e)           Dissenters’ Rights.  Stockholders holding no more than ten percent (10%) of the Total Outstanding Shares shall continue to have a right to exercise appraisal, dissenters’ or similar rights under applicable law with respect to their Company Capital Stock by virtue of the Merger.

(f)            Litigation.  There shall be no action, suit, claim, order, injunction or proceeding of any nature pending, or overtly threatened, (i) against Parent or the Company, their respective properties or any of their respective officers, directors or subsidiaries arising out of or related to the Merger or the other transactions contemplated by the terms of this Agreement and that seeks any of the results set forth in Section 6.1(a) hereof or (ii) against the Company, its properties, any of its officers or directors (in their capacity as such) or subsidiaries that has had or is reasonably likely to have a Company Material Adverse Effect.

(g)           Securities Law Compliance.  Either (i) Parent shall be satisfied in its sole and reasonable discretion that the issuance of Parent Common Stock in connection with the Merger shall qualify as a valid exemption from the registration requirements of the Securities Act as a valid private placement pursuant either to Section 4(2) of the Securities Act or such other exemption (if any) from the registration requirements of the Securities Act as may be available (the “Private Placement Condition”), (ii) the Commissioner of Corporations for the State of California shall have approved the terms and conditions of the transactions contemplated by this Agreement, and the fairness of such terms and conditions following a hearing for such purpose, and shall have issued a California Permit or (iii) a registration statement relating to the issuance of Parent Common Stock in the Merger shall have been declared effective by the SEC.

(h)           Blue Sky.  All filings required to be made prior to the Closing under applicable blue sky laws relating to the transactions contemplated by this Agreement shall have been made.

(i)            Exercise or Termination of Company Warrants.  Each Company Warrant that is outstanding prior to the Effective Date shall have been either (i) exercised in full or (ii) to the extent not exercised in full, terminated or canceled prior to the Effective Time, and the Company shall have delivered to Parent written evidence of such exercise, termination or cancellation.

(j)            Third Party Consents.  The Company shall have delivered to Parent the Required Consents.

(k)           Termination of Agreements.  The Company shall have terminated each of those agreements listed on Schedule 6.2(k) hereto effective as of and contingent upon the Closing and, from and after the Closing, each such agreement shall be of no further force or effect.

(l)            Proprietary Information and Inventions Assignment Agreement.  The Company shall have provided evidence satisfactory to Parent that as of the Closing each current and former employee, consultant and contractor of the Company has entered into and executed an Employee Proprietary Information Agreement or Consultant Proprietary Information Agreement, as applicable.

(m)          Resignation of Officers and Directors.  Parent shall have received a written resignation letter from each of the officers and directors of the Company effective as of the Effective Time in a form acceptable to Parent.

(n)           Documents Delivered at Signing.  Each of the Employment Agreements and Non-Competition and Non-Solicitation Agreements executed and delivered concurrently with the execution of this Agreement shall be in full force and effect.

(o)           Termination of 401(k) Plans.  Unless Parent has explicitly instructed otherwise pursuant to Section 5.14 hereof, Parent shall have received from the Company evidence reasonably satisfactory to Parent that all Company Employee Plans referred to in Section 5.14 have been terminated pursuant to resolution of the Board of Directors of the Company or the ERISA Affiliate, as the case may be (the form and substance of which shall have been subject to review and approval of Parent), effective as of no later than the day immediately preceding the Closing Date, and Parent shall have received from the Company evidence of the taking of any and all further actions as provided in Section 5.14 hereof.

(p)           Statement of Expenses and Adjustments.  Parent shall have received from the Company the Statement of Expenses and Adjustments pursuant to Section 5.15.

(q)           Spreadsheet.  Parent and the Exchange Agent shall have received from the Company the Spreadsheet pursuant to Section 5.16.

(r)            Release of Liens.  Parent shall have received from the Company a duly and validly executed copy of all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to evidence the release of all Liens set forth in Schedule 6.2(r) hereto.

(s)           Legal Opinion.  Parent shall have received a legal opinion from Cooley Godward Kronish LLP, legal counsel to the Company, substantially in the form agreed to prior to the date hereof.

(t)            Certificate of the Company.  Parent shall have received a certificate from the Company, validly executed by the Chief Executive Officer and Chief Financial Officer of the Company for and on the Company’s behalf, to the effect that, as of the Closing:

(i)    the representations and warranties of the Company in this Agreement (other than the representations and warranties of the Company as of a specified date, which were true and correct as of such date) were true and correct on the date they were made and are true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date; and

(ii)   the Company has performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by it as of the Closing;

(u)           Certificate of Secretary of Company.  Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying as to (i) the terms and effectiveness of the Charter Documents, (ii) the valid adoption of resolutions of the Board of Directors of the Company (whereby the Merger and the transactions contemplated hereunder were unanimously approved by the Board of Directors) and (iii) that the Stockholders constituting the Requisite Stockholder Vote have adopted and approved the Merger, this Agreement and the consummation of the transactions contemplated hereby.

(v)           Certificate of Good Standing.  Parent shall have received a long-form certificate of good standing from the Secretary of State of the State of Delaware which is dated within two (2) Business Days prior to Closing with respect to the Company.

(w)          Certificate of Status of Foreign Corporation.  Parent shall have received a Certificate of Status of Foreign Corporation of the Company from the applicable Governmental Entity in each jurisdiction where it is required to be qualified to do business, all of which are dated within two (2) Business Days prior to the Closing.

(x)            FIRPTA Certificate.  Parent shall have received a copy of a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

6.3          Conditions to Obligations of the Company.  The obligations of the Company to effect the First Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)           Representations, Warranties and Covenants.  (i) The representations and warranties of Parent and Sub in this Agreement (other than the representations and warranties of Parent and Sub as of a specified date, which shall be true and correct in all material respects, without giving effect to any limitation as to “materiality,” or “Parent Material Adverse Effect” set forth therein as of such date) shall have been true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) when made and shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date, and (ii) each of Parent and Sub shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing Date.

(b)           Certificate of Parent.  The Company shall have received a certificate from Parent executed by a Vice President for and on its behalf to the effect that, as of the Closing:

(i)    all representations and warranties made by Parent and Sub in this Agreement (other than the representations and warranties of Parent and Sub as of a specified date, which were true and correct as of such date) were true and correct on the date they were made and are true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date; and

(ii)   Parent, Sub and NewLLC have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed or complied with by such parties as of the Closing.

ARTICLE VII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; ESCROW

7.1           Survival of Representations and Warranties.  The representations and warranties of the Company contained in this Agreement, the Related Agreements or in any certificate or other instruments delivered pursuant to this Agreement, shall survive until the eighteen (18) month anniversary of the Closing Date (such date, the “Survival Date”); provided that the representations and warranties in subparts (a) through (f) of Section 2.2 hereof (under the heading “Company Capital Structure”) and Section 2.4 hereof (under the heading “Authority”) shall survive indefinitely and the representations and warranties in Section 2.15 (under the heading “Intellectual Property” and collectively with the representations and warranties in subparts (a) through (e) of Section 2.2 and Section 2.4, the “Specified Representations”) shall survive until the expiration of the applicable statute of limitations and the representations and warranties in Section 2.12 hereof (under the heading “Tax Matters”) shall survive until the expiration of the applicable statute of limitations; provided further, that in the event of fraud or intentional misrepresentation or willful breach of a representation or warranty (or portion thereof), such representation or warranty shall survive indefinitely with respect to the Person or Persons committing such fraud or intentional misrepresentation or willful breach.  The representations and warranties of Parent and Sub contained in this Agreement, the Related Agreements or in any certificate or other instrument delivered pursuant to this Agreement shall terminate at the Closing.

7.2           Indemnification.

(a)           By virtue of the Merger, the Stockholders agree to severally and not jointly indemnify and hold harmless Parent and its officers, directors, affiliates, employees, agents and representatives, including the Surviving LLC (the “Indemnified Parties”), against all claims, losses, liabilities, damages, deficiencies, diminution in value, costs, interest, awards, judgments, penalties and expenses, including attorneys’ and consultants’ fees and expenses and including any such expenses incurred in connection with investigating, defending against or settling any of the foregoing (hereinafter individually a “Loss” and collectively “Losses”) incurred or sustained by the Indemnified Parties, or any of them, directly or indirectly, as a result of the following:

(i)            any breach or inaccuracy of a representation or warranty of the Company contained in this Agreement, any Related Agreements to which it is a party or any certificates or other instruments delivered by or on behalf of it pursuant to this Agreement (provided that, in the event of any such breach or inaccuracy, for purposes of determining the amount of any Loss no effect will be given to any qualification as to “materiality,” a “Company Material Adverse Effect” or “Knowledge” contained therein),

(ii)           any failure by the Company to perform or comply with any covenant applicable to it contained in this Agreement, any Related Agreements to which it is a party or any certificates or other instruments delivered by it pursuant to this Agreement,

(iii)          any fraud, intentional misrepresentation or willful breach by the Company of any representation, warranty or covenant contained in this Agreement, any Related Agreement or any certificates or other instruments delivered pursuant to this Agreement,

(iv)          any Dissenting Share Payments,

(v)           any amount by which Third Party Expenses actually incurred by the Company exceed Estimated Third Party Expenses (the “Excess Third Party Expenses Indemnification Amount”) or any losses related to errors in calculation of the Option Repurchase Amounts, Company Indebtedness, Option and Warrant Exercise Proceeds or the Loan Repayments,

(vi)          any payment or consideration arising under any consents, waivers or approvals of any party under any Contract as are required in connection with the Merger or for any such Contract to remain in full force or effect following the Effective Time, and

(vii)         any 401(k) Fees that the Company fails to pay prior to the Closing.

The Stockholders (including any officer or director of the Company) shall not have any right of contribution, indemnification or right of advancement from the Surviving LLC or Parent with respect to any Loss claimed by an Indemnified Party.

(b)           Any Person committing fraud or any intentional misrepresentation or willful breach of any representation, warranty or covenant contained in this Agreement, in any Related Agreement, certificate or other instrument delivered pursuant to this Agreement, or who has knowledge of the same, shall be severally, and not jointly, liable for, and shall indemnify and hold the Indemnified Parties harmless for, any Losses incurred or sustained by the Indemnified Parties, or any of them (including the Surviving LLC), directly or indirectly, as a result of such fraud or intentional misrepresentation or willful breach of a representation, warranty or covenant committed by such Person.

(c)           Except for fraud, intentional misrepresentation or willful misconduct by the Company, the indemnification rights set forth in this Article VII shall be the sole remedy of the Indemnified Parties for Losses incurred or sustained by the Indemnified Parties, if the Agreement is not terminated.

7.3          Maximum Payments; Remedy.

(a)           Except as set forth in Section 7.3(b) and (c) hereof, each Stockholder’s Pro Rata Portion of the Escrow Amount shall be the Indemnified Parties’ sole source of recovery for Losses incurred or sustained by the Indemnified Parties.

(b)           Notwithstanding anything to the contrary set forth in this Agreement, in the event of Losses arising out of (i) any breach of or inaccuracy in the Specified Representations, or (ii) any fraud or intentional misrepresentation or willful breach by the Company of any representation, warranty or covenant of the Company contained in this Agreement, any Related Agreement to which it is a party, or any certificates or other instruments delivered by it pursuant to this Agreement, each Stockholder shall be liable for such Losses, up to the full amount of the Aggregate Consideration Amount received by such Stockholder, provided further that nothing in this Agreement shall limit the liability of any Person (including any Stockholder) for any such Losses if such Person perpetrated such fraud or intentional misrepresentation or willful breach or had knowledge of the same.

(c)           Nothing in this Article VII shall limit the liability of the Company for any breach of any representation, warranty or covenant contained in this Agreement, any Related Agreements or in any certificates or other instruments delivered pursuant to this Agreement if the Merger does not close.

(d)           Notwithstanding anything to the contrary herein, the parties hereto agree and acknowledge that any Indemnified Party may bring a claim for indemnification for any Loss under this Article VII notwithstanding the fact that such Indemnified Party had knowledge of the breach, event or circumstance giving rise to such Loss prior to the Closing or waived any condition to the Closing related thereto.

(e)           Notwithstanding anything to the contrary herein, nothing shall prohibit Parent from seeking and obtaining recourse against the Stockholders, or any of them, in the event that Parent issues more than the Merger Consideration to which the Stockholders, or any of them, are entitled pursuant to Article I of this Agreement.

7.4          Escrow Arrangements.

(a)           Escrow Fund.  By virtue of this Agreement and as partial security for the indemnity obligations provided for in Section 7.2 hereof, at the Effective Time, Parent will deposit with the Escrow Agent the Escrow Amount (plus any New Shares as defined in Section 7.4(e)(ii)) without any act of the Stockholders, such deposit of the Escrow Amount to constitute an escrow fund (the “Escrow Fund”) to be governed by the terms set forth herein.  The Escrow Amount (plus any New Shares added to such Escrow Amount in accordance with Section 7.4(e)(ii)) shall be available to compensate the Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this Article VII.  The Escrow Agent may execute this Agreement following the date hereof and prior to the Closing, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto.

(b)           Basket Amount.

(i)            Notwithstanding any provision of this Agreement to the contrary, except as set forth in clause (ii) of this Section 7.4(b), an Indemnified Party may not recover any Losses under Section 7.2(a) hereof unless and until one or more Officer’s Certificates identifying such Losses under Section 7.2(a) hereof in excess of $400,000 in the aggregate (the “Basket Amount”) has or have been delivered to the Escrow Agent or the Stockholder Representative as provided in Section 7.4(e)(iii) hereof and such Losses are found to be valid and payable (if not for the terms of this Section 7.4(b) pursuant to the terms of Section 7.4, in which case Parent shall be entitled to recover all Losses so identified in Officer’s Certificates and found to be payable pursuant to the terms of this Section 7.4 in excess of the Basket Amount.

(ii)           Parent shall be entitled to recover for, and the Basket Amount shall not apply as a threshold to, any and all claims or payments made with respect to all Losses (a) incurred pursuant to any intentional breach of a representation or warranty of the Company contained in this Agreement or any certificates or other instruments delivered by or on behalf of the Company pursuant to this Agreement (provided that, in the event of such breach, for purposes of determining the amount of any Loss no effect will be given to any qualification as to “materiality,” a “Company Material Adverse Effect” or “Knowledge” contained therein), (b) incurred pursuant to clauses (ii) through (vii) of Section 7.2(a) hereof, (c) relating to the Specified Representations or (d) resulting from the failure of any Stockholder to pay Agent Interpleader Expenses or Agent Indemnification Expenses pursuant to clauses (vi) and (vii) of Section 7.4(j) hereof.

(c)           Satisfaction of Claims.  Except to the extent that the Losses resulted from fraud or intentional misrepresentation or willful breach of any representation, warranty or covenant committed by the Company (in which case recovery of such Losses, at the discretion of an Indemnified Party, may also be pursued directly against a Stockholder, as limited by the provisions of Section 7.3) or as otherwise provided in Section 7.3(b), claims by an Indemnified Party for Losses pursuant to this Agreement shall be satisfied first from the Escrow Fund.

(d)           Escrow Period; Distribution upon Termination of Escrow Period.

(i)            Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., local time at Parent’s corporate headquarters in California, on the date five (5) business days after the one year anniversary of the Closing Date (the “Escrow Period”), and the Escrow Agent shall distribute the shares in the Escrow Fund to the Stockholders following such termination except as set forth below; provided, however, that the Escrow Fund shall not terminate with respect to any amount in respect of any unsatisfied claims specified in any Officer’s Certificate (“Unresolved Claims”) delivered to the Escrow Agent and the Stockholder Representative (or the Stockholder(s) in the event that indemnification is being sought hereunder directly from such Stockholder(s)) prior to the Escrow Period termination date with respect to facts and circumstances existing prior to such date, and any such amount shall not be distributed to the Stockholders at such time.  As soon as all such claims have been resolved, the Escrow Agent shall deliver the remaining portion of the Escrow Fund, if any, not required to satisfy such Unresolved Claims.  Deliveries of the Escrow Amount out of the Escrow Fund to the Stockholders pursuant to this Section 7.4(d) shall be made in proportion to their respective Pro Rata Portions of the remaining shares in the Escrow Fund, with the amount delivered to each Stockholder rounded to the nearest whole number of shares of Parent Common Stock.

(e)           Protection of Escrow Fund.

(i)            Each of the Stockholders shall have voting rights with respect to the shares of Parent Common Stock contributed to and held in the Escrow Fund on behalf of such Stockholder (and on any voting securities added to the Escrow Fund in respect of such shares of Parent Common Stock).  The Escrow Agent shall from time to time deliver to the Stockholder Representative such proxies, consents and other materials and documents as may be necessary to enable the Stockholders to exercise such voting rights, and the Stockholder Representative shall instruct the Stockholders to return any instructions with respect to such voting rights to the Escrow Agent, who shall tabulate all votes received by the Stockholders and shall vote on their behalf in accordance with the instructions given by each such Stockholder.  In the absence of instructions by any such Stockholder, the Escrow Agent shall not vote any of the shares held on behalf of such Stockholder.

(ii)           Cash dividends, and any non-cash taxable dividends or distributions, on any shares of Parent Common Stock in the Escrow Fund shall be distributed to the Stockholders according to their Pro Rata Portions, and shall not become a part of the Escrow Fund.  Any shares of Parent Common Stock or other equity securities issued or distributed by Parent after the Effective Time in a nontaxable transaction (“New Shares”) in respect of Parent Common Stock in the Escrow Fund which have not been released from the Escrow Fund shall be added to the Escrow Fund and become a part thereof.  The parties hereto (other than the Escrow Agent) agree that the Stockholders are the owners of any stock in the Escrow Fund.  New Shares issued in respect of shares of Parent Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the record holders thereof.

(iii)          The parties hereto agree to provide the Escrow Agent with a certified tax identification number by signing and returning a Form W-9 (or Form W-8 BEN, in case of non-U.S. persons) to the Escrow Agent, upon Escrow Agent’s request.

(f)            Claims for Indemnification.

(i)            Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of an Officer’s Certificate, the Escrow Agent shall, subject to the provisions of Section 7.4(g) and Section 7.4(h) hereof, deliver to Parent, as promptly as practicable, shares of Parent Common Stock held in the Escrow Fund equal to such Losses (with a deemed value per share equal to the Trading Price).  The date of such delivery of an Officer’s Certificate is referred to herein as the “Claim Date” of such Officer’s Certificate and the claims for indemnification contained therein.  For the purposes hereof, “Officer’s Certificate” shall mean a certificate signed by any officer of Parent: (1) stating that an Indemnified Party has paid, sustained, incurred, or properly accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses, and (2) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or properly accrued, or the basis for such anticipated liability, and, if applicable, the nature of the misrepresentation, breach of warranty or covenant to which such item is related.

(ii)           In the event that an Indemnified Party pursues a claim directly against any Company Stockholder(s), either during the Escrow Period after first exhausting the Escrow Amount as set forth in Section 7.4(c) hereof, or after the end of the Escrow Period, and subject to the provisions of Section 7.3, Section 7.4(c), Section 7.4(g), and Section 7.4(h) hereof, Parent shall deliver an Officer’s Certificate to the Stockholder Representative, and the provisions of Section 7.4(g) and 7.4(h) shall apply, with necessary modifications to remove references to the Escrow Agent.  No claim for recovery of Losses may be made under Section 7.2(a)(i) following the Survival Date, except to the extent such Losses relate to a breach of or inaccuracy in a Specified Representation, in which case such claim may be brought until the end of the survival period stated in Section 7.1 with respect to such Specified Representation.  Upon (i) the failure of the Stockholder Representative to provide an Objection Notice prior to the Objection Deadline, (ii) the mutual agreement of Parent and the Stockholder Representative or (iii) the decision of an arbitrator in accordance with Section 7.4(h), each Person from whom indemnification is sought (an “Indemnifying Party”) shall promptly, and in no event later than 30 days after resolution of such claim, deliver to the Indemnified Party an amount of cash equal to the amount of the Loss for which such Indemnifying Party is responsible under the terms of this Agreement, either by (i) wire transfer of cash, (ii) surrender of shares of Parent common stock (with a deemed value per share equal to the Trading Price) or (iii) a combination of “(i)” and “(ii)”.

(g)           Objections to Claims against the Escrow Fund.

(i)    The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and shall hold and dispose of the Escrow Fund only in accordance with the terms of this Article VII.  At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Stockholder Representative, and for a period of thirty (30) days after the Claim Date, the Escrow Agent shall make no delivery to Parent of any Escrow Amount pursuant to Section 7.4(f) hereof (other than Agreed-Upon Losses as described below) unless the Escrow Agent shall have received written authorization from the Stockholder Representative to make such delivery.  After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of shares of Parent Common Stock from the Escrow Fund equal to the amount of Losses claimed in the Officer’s Certificate (as calculated based on the Parent Trading Price), provided that no such payment or delivery may be made if the Stockholder Representative shall object in a written statement to the claim made in the Officer’s Certificate (an “Objection Notice”) provided further that, to be effective, such Objection Notice must (i) be delivered to the Indemnified Party (and, in the case of a claim for recourse against the Escrow Fund, to the Escrow Agent) prior to midnight (California time) on the 30th day following the Claim Date of the Officer’s Certificate (such deadline, the “Objection Deadline” for such Officer’s Certificate and the claims for indemnification contained therein) and (ii) set forth in reasonable detail the nature of the objections to the claims in respect of which the objection is made.  Notwithstanding the foregoing, the Stockholder Representative hereby waives the right to object to any claims against the Escrow Fund in respect of any Agreed-Upon Loss.  The Stockholder Representative hereby authorizes the Escrow Agent to deliver shares of Parent Common Stock from the Escrow Fund equal to the amount of Losses claimed in any Officer’s Certificate in respect of any Agreed-Upon Loss upon receipt of such Officer’s Certificate without regard to the thirty (30) day period set forth in this Section 7.4(g).

(ii)   If the Stockholder Representative (or the Stockholder(s), in the event that indemnification is being sought hereunder directly from such Stockholder(s)) does not object in writing (as provided in Section 7.4(g)(i)) to the claims contained in an Officer’s Certificate prior to the Objection Deadline for such Officer’s Certificate, such failure to so object shall be an irrevocable acknowledgment by the Stockholder Representative and the Stockholder(s) that the Indemnified Party is entitled to the full amount of the claims for Losses set forth in such Officer’s Certificate (and such entitlement shall be conclusively and irrefutably established).

(h)           Resolution of Conflicts; Arbitration.

(i)    In case the Stockholder Representative delivers an Objection Notice in accordance with Section 7.4(g) hereof (other than in connection with Agreed-Upon Losses as defined in Section 7.4(h)(v) hereof, for which the Stockholder Representative has waived the right to object), the Stockholder Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims.  If the Stockholder Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of a claim against the Escrow Fund, shall be furnished to the Escrow Agent.  The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms thereof.

(ii)   If no such agreement can be reached after good faith negotiation and prior to thirty (30) days after delivery of an Objection Notice, either Parent or the Stockholder Representative may demand arbitration of the matter unless the amount of the Loss that is at issue is the subject of a pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Parent and the Stockholder Representative.  In the event that, within thirty (30) days after submission of any dispute to arbitration, Parent and the Stockholder Representative cannot mutually agree on one arbitrator, then, within fifteen (15) days after the end of such thirty (30) day period, Parent and the Stockholder Representative shall each select one arbitrator.  The two arbitrators so selected shall select a third arbitrator.  If the Stockholder Representative fails to select an arbitrator during this fifteen (15) day period, then the parties agree that the arbitration will be conducted by one arbitrator selected by Parent.

(iii)  Any such arbitration shall be held in San Francisco County, California, under the Arbitration Rules and Procedures of JAMS/Endispute (“JAMS”).  The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of each arbitrator and the administrative fee of JAMS.  The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute.  The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer’s Certificate shall be final, binding, and conclusive upon the parties to this Agreement and the Stockholders.  Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s), and the Escrow Agent shall be entitled to rely on, and make distributions from the Escrow Fund in accordance with, the terms of such award, judgment, decree or order as applicable.  Within 30 days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party, including any distributions out of the Escrow Fund, as applicable.

(iv)  Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction.  Except as set forth in Section 7.4(h)(v) hereof, the forgoing arbitration provision shall apply to any dispute among the Stockholders or any Indemnifying Party and the Indemnified Parties under this Article VII hereof, whether relating to claims upon the Escrow Fund or to the other indemnification obligations set forth in this Article VII.

(v)   This Section 7.4(h) shall not apply to reasonable, documented claims against the Escrow Fund made in respect of (A) any Dissenting Share Payments, (B) the Excess Third Party Expenses Indemnification Amount, if any, and (C) any Agent Interpleader Expenses or Agent Indemnification Expenses pursuant to clauses (vi) and (vii) of Section 7.4(j) hereof (each of (A), (B), and (C), an “Agreed-Upon Loss”).  Claims against the Escrow Fund made in respect of any Agreed-Upon Loss shall be resolved in the manner described in Section 7.4(g) hereof.

(i)            Third-Party Claims.  In the event Parent becomes aware of a third party claim (other than a claim that is the subject of an Agreed-Upon Loss) (a “Third Party Claim”) which Parent reasonably believes may result in a demand against the Escrow Fund or for other indemnification pursuant to this Article VII, Parent shall notify the Stockholder Representative of such claim, and the Stockholder

Representative shall be entitled on behalf of the Stockholders, at their expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim. Parent shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim; provided, however, that except with the consent of the Stockholder Representative, no settlement of any such Third Party Claim with third party claimants shall be determinative of the amount of Losses relating to such matter.  In the event that the Stockholder Representative has consented to any such settlement, the Stockholders shall have no power or authority to object under any provision of this Article VII to the amount of any Third Party Claim by Parent against the Escrow Fund, or against the Stockholders directly, as the case may be, with respect to such settlement.  If there is a Third Party Claim that, if adversely determined would give rise to a right of recovery for Losses hereunder, then any amounts incurred or accrued by the Indemnified Parties in defense or settlement of such Third Party Claim, regardless of the outcome of such claim, shall be deemed Losses hereunder.  Notwithstanding anything in this Agreement to the contrary, this Section 7.4(i) shall not apply to any Third Party Claim that is the subject of an Agreed-Upon Loss.

(j)            Escrow Agent’s Duties.

(i)    The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Stockholder Representative, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith.

(ii)   The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other Person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court, awards of arbitrators and written instructions of Parent and the Stockholder Representative.  In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, award of arbitrator or instructions, the Escrow Agent shall not be liable to any of the parties hereto or to any other Person by reason of such compliance, notwithstanding any such order, judgment, decree or award being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(iii)  The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

(iv)  The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

(v)   In performing any duties under this Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for negligence or willful misconduct on the part of the Escrow Agent.  The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority.  In addition, the Escrow Agent may consult with legal counsel in connection with performing the Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by the Escrow Agent in good faith in accordance with the advice of counsel.  The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

(vi)    If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it.  The Escrow Agent may hold all documents and the Escrow Amount and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, may be required, despite what may be set forth elsewhere in this Agreement.  In such event, the Escrow Agent will not be liable for damages.  Furthermore, the Escrow Agent may at its option file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves.  The Escrow Agent is authorized to deposit with the clerk of the court all documents and the Escrow Amounts held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action (the “Agent Interpleader Expenses”) and which the parties agree to pay as follows: 50% to be paid by Parent and 50% to be paid by the Stockholders on the basis of the Stockholders’ respective Pro Rata Portions; provided, however, that in the event any Stockholder fails to timely pay his or her Pro Rata Portion of the Agent Interpleader Expenses, the parties agree that Parent may at its option pay such Stockholder’s Pro Rata Portion of the Agent Interpleader Expenses and recover an equal amount (which shall be deemed an Agreed-Upon Loss) from such Stockholder’s Pro Rata Portion of the Escrow Fund. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

(vii)   The parties and their respective successors and assigns agree jointly and severally to indemnify and hold the Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of the Escrow Agent’s duties under this Agreement, including any litigation arising from this Agreement or involving its subject matter, other than those arising out of the negligence or willful misconduct of the Escrow Agent (the “Agent Indemnification Expenses”) as follows: 50% to be paid by Parent and 50% to be paid by the Stockholders on the basis of the Stockholders’ respective Pro Rata Portions; provided, however, that in the event any Stockholder fails to timely pay his or her Pro Rata Portion of the Agent Indemnification Expenses, the parties agree that Parent may at its option pay such Stockholder’s Pro Rata Portion of the Agent Indemnification Expenses and recover an equal amount (which shall be deemed an Agreed-Upon Loss) from such Stockholder’s Pro Rata Portion of the Escrow Fund.

(viii)  The Escrow Agent may resign at any time upon giving at least 30 days written notice to the Parent and the Stockholder Representative; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Parent and the Stockholder Representative shall use their commercially reasonable efforts to mutually agree on a successor escrow agent within 30 days after receiving such notice.  If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of California.  The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent.  Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.

(k)           Fees.  All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent in accordance with the standard fee schedule of the Escrow Agent.  It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement.  In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement but that has been requested by an officer of Parent, or if the parties request a substantial modification of the terms of the Agreement, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney’s fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation.

(l)            Successor Escrow Agents.  Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

7.5          Stockholder Representative.

(a)           By virtue of the approval of the Merger and this Agreement by the Stockholders, each of the Stockholders shall be deemed to have agreed to appoint Robert E. Richards, Jr. as its agent and attorney-in-fact, as the Stockholder Representative for and on behalf of the Stockholders to give and receive notices and communications, to authorize payment to any Indemnified Party from the Escrow Fund in satisfaction of claims by any Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Party against any Stockholder or by any such Stockholder against any Indemnified Party or any dispute between any Indemnified Party and any such Stockholder, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Stockholders from time to time upon not less than thirty (30) days prior written notice to Parent; provided, however, that the Stockholder Representative may not be removed unless holders of at least two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent.  Notwithstanding the foregoing, a vacancy in the position of Stockholder Representative may be filled by the holders of a majority in interest of the Escrow Fund.  No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive any compensation for its services.  Notices or communications to or from the Stockholder Representative shall constitute notice to or from the Stockholders.

(b)           The Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative while acting in good faith and in the exercise of reasonable judgment.  The Stockholders on whose behalf the Escrow Amount was contributed to the Escrow Fund shall indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative (“Stockholder Representative Expenses”). Following the termination of the Escrow Period, the resolution of all Unresolved Claims and the satisfaction of all claims made by Indemnified Parties for Losses, the Stockholder Representative shall have the right to recover Stockholder Representative Expenses from the Escrow Fund prior to any distribution to the Stockholders, and prior to any such distribution, shall deliver to the Escrow Agent a certificate setting forth the Stockholder Representative Expenses actually incurred.  A decision, act, consent or instruction of the Stockholder Representative, including an amendment, extension or waiver of this Agreement pursuant to Section 8.3 and Section 8.4 hereof, shall constitute a decision of the Stockholders and shall be final, binding and conclusive upon the Stockholders; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Stockholders. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1           Termination.  Subject to Section 8.2 hereof, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

(a)           by mutual agreement of the Company and Parent;

(b)           by Parent or the Company if the Closing Date shall not have occurred by December 15, 2008; provided, however, that Parent or the Company may terminate the Agreement and abandon the Merger on or after October 30, 2008 if the Closing Date shall not have occurred by such date and Parent shall have delivered the Private Placement Notice to the Company prior to such date.  The right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes breach of this Agreement;

(c)           by Parent if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint which is in effect and which has the effect of making the Merger illegal;

(d)           by Parent if there shall be any action taken by any Governmental Entity, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would require an Action of Divestiture;

(e)           by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement such that the conditions set forth in Section 6.2(a) or Section 6.2(b) hereof would not be satisfied and such breach has not been cured within ten (10) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

(f)            by the Company if the Company is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of Parent contained in this Agreement such that the conditions set forth in Section 6.3(a) hereof would not be satisfied and such breach has not been cured within ten (10) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

8.2           Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, the Company, or its respective officers, directors or Stockholders, if applicable; provided, however, that each party hereto and each Person shall remain liable for any breaches of this Agreement, Related Agreements or in any certificate or other instruments delivered pursuant to this Agreement prior to its termination; and provided further, however, that the provisions of Sections 4.2(c), 5.2, 5.3, 5.15 and 7.3(c) hereof, Article IX hereof and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VIII.

8.3           Amendment.  This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought.  For purposes of this Section 8.3, the Stockholders agree that any amendment of this Agreement signed by the Stockholder Representative shall be binding upon and effective against the Stockholders whether or not they have signed such amendment.

8.4           Extension; Waiver.  At any time prior to the Closing, Parent, on the one hand, and the Company, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  For purposes of this Section 8.4, the Stockholders agree that any extension or waiver signed by the Stockholder Representative shall be binding upon and effective against all Stockholders whether or not they have signed such extension or waiver.

ARTICLE IX

GENERAL PROVISIONS

9.1           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement such as Section 4.3, by email); provided, however, that notices sent by mail will not be deemed given until received:

(a)           if to Parent, Sub or Surviving Corporation, to:

Advent Software, Inc.

600 Townsend Street

San Francisco, CA 94103

Attn: Randall Cook

Telephone: (415) 543-7696

Facsimile:  (415) 556-0626

with a copy to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

Attention: Mark A. Bertelsen

Telephone No.: (650) 493-9300

Facsimile No.: (650) 493-6811

(b)          if to the Company, to:

Tamale Software, Inc.

201 South Street, 3rd Floor

Boston, MA 02111-2706

Telephone:  (617) 261-0264

Attention: Chief Operating Officer

Facsimile No.: (617) 249-1999

with a copy to:

Cooley Godward Kronish LLP

101 California Street, Fifth Floor

San Francisco, California 94111

Attention:  Kenneth L. Guernsey

Facsimile No.: (415) 693-2222

(c)           if to the Stockholder Representative, to:

Robert E. Richards, Jr.

Hanify & King, P.C.

One Beacon Street

Boston, MA 02108

Facsimile No.: (617) 423-0498

with a copy to:

Cooley Godward Kronish LLP

101 California Street, Fifth Floor

San Francisco, California 94111

Attention:  Kenneth L. Guernsey

Facsimile No.: (415) 693-2222

(d)          If to the Escrow Agent, to:

U.S. Bank National Association

Corporate Trust Services

One California Street, Suite 2100

San Francisco, California 94111

Attention: Sheila Soares

Telephone No.:  (415) 273-4532

Facsimile No.: (415) 273-4590

9.2           Interpretation.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.3           Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

9.4           Entire Agreement; Assignment.  This Agreement, the Exhibits hereto, the Disclosure Schedule, the Nondisclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof; and (iii) shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder.

9.5           Severability.  In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.6           Other Remedies.  Any and all remedies expressly conferred upon a party in this Agreement will be deemed cumulative with and not exclusive of any other remedy expressly conferred upon such party in this Agreement.

9.7           No Third Party Beneficiaries.  Except as specifically stated in Sections 5.12 and 5.17 of this Agreement, the Exhibits and Schedules hereto, the Disclosure Schedule, and the documents and instruments and other agreements among the parties hereto referenced herein are not intended to, and shall not, confer upon any other person any rights or remedies hereunder, nor create any right, claim or remedy of any nature whatsoever, including, but not limited to, any rights of employment for any specified period and/or any employee benefits in favor of any Person, union, association, Continuing Employee, Key Employee,

Employer, other employee or former employee, contractor or other entity, other than the parties hereto and their respective successors and permitted assigns.

9.8           Governing Law; Exclusive Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.  Subject to Section 7.4(h) hereof, each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within San Francisco County, State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.  Subject to Section 7.4(h) hereof, each party agrees not to commence any legal proceedings related hereto except in such courts.

9.9           Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.10         Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

9.11         USA Patriot Act Compliance.  To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account.  For a non-individual person such as a business entity, a charity, a trust or other legal entity the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity.  The Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.  The Parties each agree to provide all such information and documentation as to themselves as requested by Escrow Agent to ensure compliance with federal law.

9.12         Acknowledgement.  The parties to this Agreement (collectively, the “Consenting Parties”) acknowledge that in connection with the transactions contemplated by this Agreement and the Related Agreements, at all times relevant hereto up to the Closing, Cooley Godward Kronish LLP (“Cooley”) has represented only the Company.  If subsequent to the Closing any dispute were to arise between the Stockholder Representative and Parent, Sub, NewLLC and/or the Surviving LLC relating in any matter to this Agreement or any other Related Agreement (“Disputes”), the Consenting Parties consent to Cooley’s representation of the Stockholder Representative in the Dispute.  The Consenting Parties acknowledge that Cooley has been and will be providing legal advice to the Company in connection with the Merger and the other transactions contemplated by the Related Agreements and in such capacity will have obtained prior to the closing confidential information of the Company related to the Agreement or other Related Agreements, including, but not limited to, Company files, drafts, all communications, whether written or electronic, including any communications between Cooley, the directors, officers, stockholders, accounting firm, investment bankers and/or employees of the Company (“Company Confidential Information”), as well as attorney notes or memoranda (“Cooley Work Product”).  Parent, Sub, NewLLC and the Surviving LLC agree that Company Confidential Information shall remain the property of the Stockholder Representative who shall have the sole discretion as to what use, if any, may be made of such Company Confidential Information in any Dispute.

IN WITNESS WHEREOF, Parent, Merger Corp, Merger LLC, the Company, the Escrow Agent and the Stockholder Representative have caused this Agreement to be signed, all as of the date first written above.

ADVENT SOFTWARE, INC.

By:	/s/ Stephanie DiMarco
Name: Stephanie DiMarco
Title: CEO

TENOR CORPORATION

By:	/s/ Randall Cook
Name: Randall Cook
Title: President

TENOR LLC
BY ADVENT SOFTWARE, INC., ITS SOLE
MEMBER

By:	/s/ Randall Cook
Name: Randall Cook
Title: VP, GC and Secretary, Advent Software, Inc.

TAMALE SOFTWARE, INC.

By:	/s/ Mark Rice
Name: Mark R. Rice
Title: President and CEO

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Sheila K. Soares
Name: Sheila K. Soares
Title: Vice President

STOCKHOLDER REPRESENTATIVE

/s/ Robert E. Richards, Jr.
Robert E. Richards, Jr.

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]